Exhibit 10.1

SPIN-OFF AND ASSET TRANSFER AGREEMENT

This AMENDED AND RESTATED SPIN-OFF AGREEMENT (this “Agreement”), is dated as of December 31, 2015, by and among TRUNITY HOLDINGS, Inc., a Delaware corporation (“Parent” or “PUBCO”), TRUNITY, INC. (“OP SUB” or “Subsidiary”), a Delaware corporation and a wholly owned subsidiary of Parent, and TRUNITY, INC. (“PRIVCO”), a newly formed Florida “C” corporation which was formed for the purpose of holding all of the education software and services business activities and assets previously held by TRUNITY HOLDINGS, INC. and TRUNITY, INC., both Delaware corporations. Tax Treatment of the transaction should be evaluated separately by the shareholders and their tax advisors and no representation as to the tax impact is provided by any of the parties herein.

RECITALS

A. On December 31, 2015, the parties hereto entered into a Spin-Off Agreement, which memorializes and documents an agreement among the parties previously disclosed as a part of a restructuring plan for PUBCO, whose details with respect to the spin out of the educational business activities as set forth herein. This agreement and the underlying terms have been authorized by a vote of the majority of the PUBCO Board of Directors and a vote of 90% of the shares available to vote as represented by the holdings of the Series X Preferred stock.

B. In accordance with the terms hereof, PUBCO will make a pro rata distribution to PRIVCO, a private company, of all of the outstanding shares of capital stock of OP SUB and, as well as any other assets relating to the educational software and services businesses of PUBCO, immediately thereafter, PRIVCO will make a pro rata distribution of 100% of its shares to the common shareholders of PUBCO as of the record date of December 18, 2015 effecting a Spin-Off of all of the educational software and services business assets and operations of PUBCO into PRIVCO. These assets are detailed on Exhibit A to this agreement. The holders of the Series X Preferred Stock shall have no interest in PRIVCO or OP SUB

C. As a consequence of the Spin-Off, neither OP SUB nor PRIVCO will be a Subsidiary (as defined herein) of PUBCO, and the companies will have no further relationship, except to cooperate on any litigation, financial reporting, tax related matters or other actions required for regulatory matters.

D. Parent and PRIVCO desire to allocate certain rights and responsibilities with respect to their debt obligations (as defined herein) and other responsibilities of Parent/PUBCO, Subsidiary/OP SUB and the PRIVCO (as defined herein) and successors for periods before and after the Spin-Off and to provide for certain other matters.

E. The Parties have specifically notified their shareholders, and interested parties, of the financial condition of the PUBCO, OP SUB, and PRIVCO, through disclosure in the PUBCO’s SEC Filings, including but not limited to Form 10Q for the Period ended 9/30/15, Form 8K filed on December 15, 2015, and Form 8K filed on December 21, 2015, as well as in press releases to the general public. Included in these disclosures was an offer to creditors to convert their debt obligations to common stock in the PUBCO, as well as an allocation of shares of PRIVCO based on the holdings as of December 18, 2015, the record date. That offer to convert debt was concluded on December 18, 2015. Copies of these documents are included in the Exhibits to this document.

F. The Parties agree that all obligations of the PUBCO will remain with the PUBCO, and that all obligations of the OP SUB will remain with the OP SUB, at the time of the Spin Out, or by the decision of the Board of Directors of the newly formed PRIVCO, those obligations shall become an obligation of PRIVCO. Any obligation of PUBCO that is to be transferred to OP SUB as a part of the Spin Out, or to PRIVCO, must be supported by a mutual consent agreement of all parties, including the creditor, demonstrating a desire by the creditor to be included in the obligations of the OP SUB or PRIVCO, at the time of the Spin Out.

G. The obligations as of this date for all parties are listed in this document, with those PUBCO obligations that shall remain with the PUBCO listed on Exhibit X, those that shall remain with the OP SUB at the time of the spin out into the PRIVCO listed on Exhibit Y, and those obligations of PUBCO that have agreed to be transferred into the OP SUB or PRIVCO listed on Exhibit Z of this agreement.

H. The parties shall have taken these steps to further enhance the support of the PRIVCO upon completion of the Spin out. First, under the same terms of the debt conversion agreement previously offered, and completed as of December 18, 2015, the Board of Directors of PRIVCO shall reserve 1,437,341 of its common stock shares for use in future debt conversions, or other corporate needs as determined by the Board of Directors of PRIVCO. Secondly, PUBCO shall issue to PRIVCO, 253,691 common stock shares, a number of shares equal to those otherwise used in the debt conversion as if all of the debts of OP SUB would have been converted. Those shares, along with the special reserve shares, shall be held for use in future debt conversions, or other corporate needs as determined by the Board of Directors of PRIVCO. These details are included in Exhibit H of this agreement.

I. The “Spin-out date” or “Spin-off date” shall be December 31, 2015. For other actions the effective date for the actions detailed in this agreement shall be the earlier of the announced or approved date as documented in the filings of the PUBCO with the SEC.

J. The parties agree that the business that is being spun out of the Company is essentially 100% of the business that has been the Company’s sole activity since the 2012 reverse merger that created the publicly held educational software and services business. Consequently, all shareholders have had full access to the financials of the business of the Spin out, including the most recent Form 10Q for the period ending September 30, 2015, and the further updates contained in its recent Form 8K filings, which note the financial condition of the Company in detail. While the conversion of debt during the effort that ended on December 18, 2015 was substantial, and the elimination of the overhead of a public company will reduce costs, the financial condition of PRIVCO is still weak, and its survival uncertain.

Accordingly, the parties agree as follows:

ARTICLE I

Definitions

1.1 Definitions. In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms will have the meanings specified below when used in this Agreement with initial capital letters:

“Action” means any controversy, claim, action, litigation, arbitration, mediation or any other proceeding by or before any Governmental Entity, arbitrator, mediator or other Person acting in a dispute resolution capacity, or any investigation, subpoena or demand preliminary to any of the foregoing.

“Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Business Day” means any day on which commercial banks in New York, New York are not required or authorized to be closed by Law or executive order.

“Cash and Cash Equivalents” means all cash, cash equivalents, including certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof, marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or an agency thereof, and investments in money market funds with assets of $5,000 or greater, and other liquid investments, including all deposited but uncleared bank deposits.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” means any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board, bureau, body or other governmental authority or instrumentality or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, federal, state or local.

“Trunity Financial Instruments” means all credit facilities, guarantees, commercial paper, interest rate swap agreements, foreign currency forward exchange contracts, comfort letters, letters of credit and similar instruments used solely for the purposes of the conduct of Trunity’s business under which Parent or any of its Subsidiaries has any primary, secondary, contingent, joint, several or other Liability after the Spin-Off Date.

“Indebtedness” means, of any Person at any date (x) any obligation of such Person (A) with respect to indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, including all accrued and unpaid interest, premiums, penalties and fees thereon (other than accounts payable, accrued expenses (including book overdrafts) and other current liabilities arising in the ordinary course of business) and/or (B) evidenced by a note, bond, debenture or similar instrument (including a purchase money obligation) or under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP, (y) any guarantee (or keepwell agreement) by such Person of any indebtedness of others described in the preceding clause (x), and (z) all obligations to reimburse any bank or other Person for amounts paid under a letter of credit or similar instrument.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Liability” or “Liabilities” mean all debts, liabilities and obligations whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet; provided that, except for references in Articles IV and VI.

“Order” means any order, judgment, ruling, decree, writ, permit, license or other requirement of any Governmental Entity.

“Parent Financial Instruments” means all credit facilities, guarantees, commercial paper, interest rate swap agreements, foreign currency forward exchange contracts, comfort letters, letters of credit and similar instruments related to Parent’s business under which OP SUB or any of its Subsidiaries has any primary, secondary, contingent, joint, several or other Liability after the Spin-Off Date.

“Parent Group” means, as the context may require, (i) Parent, (ii) any one or more of those members of the affiliated group (as defined in Section 1504 of the Code) which file a consolidated federal income Tax Return with Parent, and/or (iii) any one or more of the corporations which file consolidated or combined state or local Tax Returns with Parent.

“Person” means any individual or legal entity, including any partnership, joint venture, corporation, trust, unincorporated organization, limited liability company or Governmental Entity.

“Post-Closing Period” means all taxable periods or portions of periods beginning after the Spin-Off Date.

“Pre-Closing Period” means all taxable periods or portions of periods ending on or before the Spin-Off Date.

“Record Date” means the close of business on the date to be determined by the Board of Directors of Parent as the record date for determining stockholders of Parent entitled to receive the Spin-Off, which date will be a business day preceding the day of the Spin-Off Date.

“Spin-Off Date” means the date on which the Spin-Off occurs

“Taxes” means (a) any federal, state, local or foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, intangibles, franchise, backup withholding, or other tax, charge, levy, duty or like assessment, imposed by a Tax Authority together with all penalties and additions and interest thereon and (b) any liability for Taxes described in clause (a) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or pursuant to agreement, successor liability or otherwise, but does not include any Liabilities owed to, or imposed by, the Pension Benefit Guaranty Corporation under ERISA on account of the Parent Pension Plan or Other Parent Plan Obligations.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any decrease in Taxes paid or payable, any increase in any Tax attribute or any other beneficial Tax consequence.

“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of redetermining any Taxes (including any administrative or judicial review of any claim for refund).

“Tax Detriment” means any increase in Taxes paid or payable, any decrease in any Tax attribute or any other adverse Tax consequence.

“Tax Return” means a report, return, statement or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Tax Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

1.3 Interpretation. (a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein which are defined in GAAP have the meanings ascribed to them therein. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, that would violate any applicable Law.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

Spin-Off

2.1 Special Dividend - A Spin out of the legacy educational software and services businesses shall occur as of December 31, 2015, subject to regulatory approvals, such that all legacy assets of education businesses including those held at the PUBCO, including the shares of OP SUB owned by PUBCO as well as those assets held in the OP SUB shall be transferred into a newly formed Florida “C” corporation which is intended to be a private company and whose shares shall NOT be registered at this time. The share allocation of the PRIVCO shall be such that the shares are held pro-rata with the common stock of the PUBCO on the record date, December 18, 2015, except that a special reserve of 1,437,341 shares, 14.3% of the total number of shares of PRIVCO at the time of the Spin out, shall be held in reserve for the future settlement of debt obligations consistent with the terms of the debt conversion offered to all creditors, which was concluded on December 18, 2015. The special reserve shares may be issued at the sole discretion of the Board of Directors of the PRIVCO, or cancelled at a future date, and PUBCO shall have no control over the utilization of those shares. PUBCO, OP SUB and PRIVCO will use their respective commercially reasonable efforts to cause the PRIVCO to gain access to Financing to be consummated by PRIVCO such that they will have sufficient capital to meet their debt obligations and operating needs, and cause their respective employees, accountants, counsel and other representatives to reasonably cooperate with each other in carrying out the transactions contemplated by the, including delivering all documents and instruments deemed reasonably necessary by PUBCO, OP SUB or PRIVCO and taking all actions reasonably necessary in connection with the Financing.

2.2 Financial Instruments. (a) OP SUB will, at its expense, take or cause to be taken all actions, and enter into such agreements and arrangements, as will be reasonably necessary to effect the release of and substitution for Parent, as of the Spin-Off Date, from all primary, secondary, contingent, joint, several and other Liabilities in respect of the OP SUB, Subsidiary or to the extent related to OP SUB, Subsidiary or any of its educational software and systems business. Further, PRIVCO shall hold PUBCO harmless from any liabilities, collection efforts or litigation costs, and underlying payments of obligations, as a result of liabilities that were created for the benefit of OP SUB or PRIVCO.

(b) Parent will, at its expense, take or cause to be taken all actions, and enter into (or cause its Subsidiaries to enter into) such agreements and arrangements, as will be necessary to effect the release of and substitution for OP SUB, Subsidiary and each of its Subsidiaries, as of the Spin-Off Date, from all primary, secondary, contingent, joint, several and other Liabilities, if any, in respect of Parent Financial Instruments to the extent related to Parent or any of its Subsidiaries (other than OP SUB, or Subsidiary) or Parent’s business.

(c) The parties’ rights and obligations under this Section 2.2 will continue to be applicable to all OP SUB, or Subsidiary Financial Instruments and Parent Financial Instruments identified at any time by Parent or PRIVCO, whether before, on or after the Spin-Off Date.

(d) Any costs or damages from litigation resulting from this transaction, or the underlying liabilities created by any of the parties prior to this closing shall be borne by PRIVCO, and PRIVCO shall hold PUBCO harmless from any costs, including damages, litigation costs or other items, relating to any of these matters.

2.3 Record Date and Spin-Off Date. Subject to the satisfaction, or to the extent permitted by applicable Law, waiver of the conditions set forth herein, the Board of Directors of Parent, consistent with Delaware law, will have set the Record Date for the shares to be issued in the Spin-off as December 18, 2015, and the Spin-Off Date to be effected as of December 31, 2015, and will have taken any necessary or appropriate procedures in connection with the Spin-Off.

2.4 PRIVCO Share Issuance. Immediately prior to the Spin-Off Date, PUBCO and OP SUB will take, or cause to be taken, all actions necessary to issue to PRIVCO all shares of OP SUB Common Stock, and an issuance of shares of PUBCO common stock to be held in special reserve by the PRIVCO, such that the number of shares is equal to those which would have been issued to debt holders of OP SUB, had all debt holders converted into common stock within the terms offered in the debt conversion offer which was concluded on December 18, 2015.

2.6 Delivery of Shares. On or prior to the Spin-Off Date, Parent will authorize the transfer of all of the outstanding shares of the OP SUB Common Stock to be distributed to the PRIVCO in connection with the Spin-Off. After the Spin-Off Date PRIVCO will issue to all shareholders of record as of December 18, 2015, shares in the PRIVCO, pro-rata, assuming a total of ten million common stock shares (10,000,000), less those shares held in special reserve for future debt settlement. Such shares shall be delivered as soon as practical after the spin out date by the PRIVCO management.

2.8 Fractional Shares. No certificate or scrip representing fractional shares will be issued as part of the Spin-Off. Each holder of Parent Common Stock who otherwise would have been entitled to a round up to the next whole number of shares at no additional cost.

ARTICLE III

Taxes

3.2 Preparation of Tax Returns. (a) The taxable period of the OP SUB will be treated as ending at the close of business on December 31, 2015; if the taxable period does not end on the Spin-Off Date, the Parties will apportion all tax items between the Pre-Closing Period and the Post-Closing Period based on the closing of the books method. PRIVCO and PUBCO shall fully cooperate in the preparation of tax returns, and any other regulatory filings, and will share information openly, and any reviews, approvals or other related actions shall not be unreasonable withheld.

(b) For all Pre-Closing Periods, Parent will prepare or cause to be prepared, and timely file or cause to be timely filed, the Consolidated Return and all other Tax Returns that are filed on a consolidated, combined or unitary basis and include the OP SUB. With respect to the taxable period that includes the Spin-Off Date, Parent will include the OP SUB in such Tax Returns to the extent permitted by Law, but only for the Pre-Closing Period as determined in accordance with Section 3.2(a). Parent will provide PRIVCO with a copy of each Tax Return prepared by or on behalf of the Parent pursuant to this Section 3.2(b), together with any supporting schedules, but only as such Tax Return and supporting schedules pertain to the OP SUB at least 30 days before the date such Tax Return is to be filed.

(c) The filing of all Tax Returns relating to the OP SUB for Post-Closing Periods will be the responsibility of PRIVCO.

(d) Except as may be required by Law or otherwise provided herein, PRIVCO will not amend any income Tax Return that (i) was previously filed on a consolidated, combined or unitary basis, and (ii) included the OP SUB, without Parent’s prior written consent, which consent will not be unreasonably withheld.

3.3 Cooperation and Exchange of Information. (a) Parent and PRIVCO will, and will cause each its members to, retain adequate records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by any member of the Parent or the PRIVCO and for any Tax Contest relating to such Tax Returns or to any Taxes payable by the Parent or PRIVCO.

(b) Each of the parties will provide the other parties with such cooperation and information as is reasonably requested in (i) filing any Tax Return, (ii) determining a liability for Taxes or a right to a refund of Taxes, or (iii) participating in or conducting any Tax Contest or other proceeding in respect of Taxes. Such cooperation and information will include the furnishing or making available of records, personnel, books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, determination of the right to a refund, the conduct of audit examinations or the defense of claims by Tax Authorities as to the imposition of Taxes.

(c) The obligations set forth above in Sections 3.3(a) and 3.3(b) will continue until the longer of (i) the time of a Final Determination or (ii) expiration of all applicable statutes of limitations, to which the records and information relate. For purposes of the preceding sentence, each party will assume that no applicable statute of limitations has expired unless such party has received notification or otherwise has actual knowledge that such statute of limitations has expired.

(d) Any information obtained under this Section 3.3 will be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns, in conducting a Tax Contest or other proceeding, or as required by Law.

3.6 Tax Contests. (a) Each party that may be entitled to indemnification under this Agreement (a “Tax Indemnified Party”) will provide prompt written notice to the other parties of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which the Tax Indemnified Party becomes aware for which the Tax Indemnified Party is indemnified pursuant to this Agreement; provided, however, that any delay or failure to give such prompt written notice will not affect the indemnifying party’s indemnification obligations under this Agreement except to the extent the indemnifying party’s defense of such Tax Contests is adversely prejudiced by such delay. Written notice provided pursuant to this Section 3.6(a) will contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and will be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.

(b) Each of Parent and PRIVCO will promptly notify the other in writing if it obtains knowledge that any Tax Authority has begun to investigate or inquire into the Spin-Off (whether or not such investigation or inquiry is a formal or informal investigation or inquiry, and whether or not the party obtaining such knowledge has any obligation to indemnify the other with respect to such matter); provided, however, that any delay or failure to give such prompt written notice will not affect the indemnifying party’s indemnification obligations under this Agreement except to the extent the indemnifying party’s defense of such Tax Contest is adversely prejudiced by such delay. Such notice will contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and will be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. Each of the parties will (i) consult with the other from time to time as to the conduct of such investigation or inquiry, (ii) provide the other with copies of all correspondence provided on its behalf (or on behalf of any member of the Parent or PRIVCO) to such Tax Authority with respect to such investigation or inquiry, and (iii) arrange for a representative of the other to be present at (but not participate in, except as otherwise provided in Section 3.6(d) below) all meetings with such Tax Authority pertaining to such investigation or inquiry.

ARTICLE IV

Employee Matters

4.1 Employee Matters. (a) Employees and former employees of PUBCO, or OP SUB are currently provided benefits under employee benefit plans, programs, policies or arrangements that are sponsored and maintained by a third party provider. On and after the Spin-Off Date, employees and former employees of PUBCO and OP SUB will become the sole obligation of PRIVCO, and no further obligation, or remaining obligation, shall be assigned to PUBCO. Immediately prior to the Spin-Off Date, PUBCO and OP SUB will cause all parties to, withdraw from and cease its participation in the third party provider program and PUBCO will have no further obligations in any form to either the third party provider, or the parties covered under that relationship. Any legacy costs related to any and all employee, consultant or advisor matter incurred prior to the Spin-off date shall be the responsibility of PRIVCO, except for those costs related to the consulting agreements included in the Newco4pharmacy, LLC assets.

ARTICLE V

5.1 Representations

Each party to this Agreement has full power and authority to execute and deliver this Agreement and to consummate the Spin-Off. The execution and delivery of this Agreement and the consummation of the Spin-Off have been duly and validly authorized by each party to this Agreement including by the Parent’s Board of Directors, and no other proceedings on the part of such party or any other person are necessary to authorize the execution and delivery by such party of this Agreement or the consummation of the Spin-Off. This Agreement has been duly and validly executed and delivered by the parties hereto, and (assuming the valid execution and delivery of this Agreement by the other parties hereto and thereto) constitutes the legal, valid and binding agreement of such party enforceable against it in accordance with its terms, except as such obligations and their enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, (ii) by general principles of equity, or (iii) the power of a court to deny enforcement of remedies based on public policy.

5.2 Litigation Matters.

(a) For a period of five years after the Closing Date, each party hereto will, to aid each other party hereto in the defense of any third-party Action relating to PRIVCO’S business, make available during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and records in their possession, custody and/or control relating to PRIVCO’s business reasonably necessary to permit the effective defense or investigation of such Action. If information other than that pertaining to PRIVCO’s business is contained in such records, Parent and PRIVCO will make reasonable efforts to protect any confidential information, including but not limited to entering into appropriate confidentiality agreements. To the extent any such Action relates solely to PUBCO, OP SUB, PRIVCO or any of its Subsidiaries’ businesses prior to the Spin-out date, all such documented costs will be borne by PRIVCO. To the extent any such Action relates solely to Parent’s or any of its Subsidiaries’ businesses that were not in place at the time of the Spin out (other than PRIVCO or any of its Subsidiaries) after the Spin-out date, all such documented costs will be borne by Parent. To the extent any such Action relates to Parent’s or any of its Subsidiaries’ businesses (other than PRIVCO or any of its Subsidiaries) and PUBCO or any of its Subsidiaries’ businesses, all such documented costs will be allocated proportionately, based on their respective business interest in such action, between PRIVCO and PUBCO.

5.3 Other Cooperation. Parent and PRIVCO will comply fully with all notification, reporting and other requirements under any Law or Order applicable to the Spin-Off. Parent and PRIVCO will use their commercially reasonable efforts to obtain, as soon as practicable, the authorizations that may be or become necessary for the performance of their respective obligations under this Agreement and the consummation of the Spin-Off and will cooperate fully with each other in promptly seeking to obtain such authorizations, except that no such party hereto will be required to make any material expenditure in connection with its obligations under this Section 5.4. Where the cooperation of third parties such as insurers or trustees would be necessary in order for a party hereto to completely fulfill its obligations under this Agreement, such party will use commercially reasonable efforts to cause such third parties to provide such cooperation, except that no party hereto will be required to make any material expenditure in connection therewith.

5.4 Expenses. Whether or not the Spin-Off is consummated, all costs, fees and expenses incurred in connection with this Agreement and the Spin-Off will be borne by the party incurring such costs, unless otherwise provided herein.

5.5 Confidentiality. The parties hereto will keep strictly confidential any and all proprietary, technical, business, marketing, sales and other information disclosed to another party hereto in connection with the performance of this Agreement (the “Confidential Information”), and will not disclose the same or any part thereof to any third party, or use the same for their own benefit or for the benefit of any third party. The obligations of secrecy and nonuse as set forth herein will survive the termination of this Agreement for a period of five years. Excluded from this provision is any information available in the public domain and any information disclosed to any of the parties by a third party who is not in breach of confidential obligations owed to another person or entity. Notwithstanding the foregoing, each party hereto may disclose Confidential Information (a) to its bankers, attorneys, accountants and other advisors subject to the same confidentiality obligations imposed herein and (b) as may be required by law from time to time.

ARTICLE VI

Indemnification

6.1 Indemnity by Parent. Following the Closing, Parent will indemnify and hold PRIVCO, its Subsidiaries and each of their respective officers, directors, employees, agents and representatives and each of the successors and assigns of any of the foregoing harmless from and against and will promptly defend such parties from and reimburse such parties for any and all losses, damages, costs, expenses, Liabilities, obligations and claims of any kind, including reasonable attorneys’ fees and other costs and expenses, but excluding Taxes, which are covered by Article III (“Damages”) which such parties may directly or indirectly at any time suffer or incur or become subject to, as a result of or in connection with (a) any breach by Parent of any representation in this Agreement, (b) the failure by Parent to perform any covenant to be performed by it or its Subsidiaries under this Agreement in whole or in part after the Spin-Off Date, (c) the conduct of any business of Parent or its Subsidiaries other than PRIVCO’s business, including any indemnity or Liability thereof or any amount due or to become due in respect of the foregoing, and (d) any Pension Plan Obligation or any Other Parent Plan Obligations.

6.2 Indemnity by PRIVCO. Following the Closing, PRIVCO will, on behalf of its successors and assigns, indemnify and hold Parent, its Subsidiaries and each of their respective officers, directors, employees, agents and representatives and each of the successors and assigns of any of the foregoing (“Parent Indemnified Parties”) harmless from and against, and will promptly defend such parties from and reimburse such parties for, any and all Damages which such parties may directly or indirectly at any time suffer or incur or become subject to, as a result of or in connection with (a) any breach by PRIVCO of any representation in this Agreement, (b) the failure by PRIVCO to perform any covenant to be performed by it or its Subsidiaries under this Agreement in whole or in part after the Spin-Off Date and (c) the conduct of any business of PRIVCO or its Subsidiaries, including any indemnity or Liability thereof or any amount due or to become due in respect of the foregoing.

With regard to the liability resulting from payables assumed by the PUBCO in conjunction with the spin out, any costs of litigation shall be the responsibility of PRIVCO, in total, including legal fees and any costs over and above the represented liability of any account or creditor over any above the actual obligation assume. For example, if the amount owed to Vendor A is $20,000, as represented by the schedules and supporting documents herein, and litigation should ENSUE at a cost of $100,000, including any damages, the full $100,000 shall be borne by PRIVCO. Any actual amounts paid for the underlying liability by PUBCO shall not exceed the $20,000 represented, and in fact, if any discounts are negotiated by PUBCO, the benefits of those discounts shall belong solely with PUBCO and shall NOT be used as offsets against the real and actual costs of litigation, or damages as a result of litigation.

6.3 Insurance Coverage. The indemnification to which any party is entitled hereunder will be net of all insurance proceeds actually received, if any, by the indemnified party with respect to the losses for which indemnification is provided in Section 6.1 or Section 6.2.

6.4 Right of Party to Indemnification. Each party entitled to indemnification hereunder will be entitled to indemnification for losses sustained in accordance with the provisions of this Article VI regardless of any Law or public policy that would limit or impair the right of the party to recover indemnification under the circumstances.

6.5 Indemnification Procedures. Any party seeking indemnification under this Article VI for a third party claim (the “Indemnified Party”) must notify the party from whom such indemnity is sought (the “Indemnifying Party”) in writing of any claim, demand, action or proceeding for which indemnification will be sought; provided, however, that the failure to so notify will not adversely impact the Indemnified Party’s right to indemnification hereunder except to the extent that such failure to notify actually prejudices, or prevents the Indemnifying Party’s ability to defend such claim, demand, action or proceeding. The Indemnifying Party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Party. The Indemnified Party will have the right (i) to participate, at its own expense, with respect to any claim, demand, action or proceeding that is being diligently defended by the Indemnifying Party and (ii) to assume the defense of any claim, demand, action or proceeding at the cost and expense of the Indemnifying Party if the Indemnifying Party fails or ceases to defend the same. In connection with any such claim, demand, action or proceeding the parties will cooperate with each other and provide each other with access to relevant books and records in their possession. If a firm written offer is made to the Indemnifying Party to settle any such claim, demand, action or proceeding solely in exchange for monetary sums to be paid by the Indemnifying Party (and such settlement contains a complete release of the Indemnified Party and its Subsidiaries and their respective directors, officers and employees) and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then (i) the Indemnifying Party will be excused from, and the Indemnified Party will be solely responsible for, all further defense of such claim, demand, action or proceeding, (ii) the maximum liability of the Indemnifying Party relating to such claim, demand, action or proceeding will be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such claim, demand, action or proceeding is greater than the amount of the proposed settlement, and (iii) the Indemnified Party will pay all attorneys’ fees and legal costs and expenses incurred after rejection of such settlement by the Indemnified Party; provided, however, that if the amount thereafter recovered by the third party from the Indemnified Party is less than the amount of the proposed settlement, the Indemnified Party will be reimbursed by the Indemnifying Party for such attorneys’ fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by the third party and the amount of the proposed settlement.

ARTICLE VII

Conditions

7.1 Parent Conditions to the Distribution. The obligations of Parent pursuant to this Agreement to effect the Spin-Off are subject to the fulfillment (or waiver by Parent pursuant to Section 7.2) on or prior to the Spin-Off Date (provided that certain of such conditions will occur substantially contemporaneous with the Spin-Off) of the following conditions:

(a) the Parent and the Subsidiary shall have completed the debt conversion proposal made to all creditors of both the Parent and the Subsidiary, as described in the Parent’s Form 8k filed with the Securities and Exchange Commission dated December 15, 2015, and a subsequent Form 8K dated December 21, 2015;

7.2 Waiver of PUBCO Conditions. The conditions set forth in Section 7.1 hereof (excluding the condition set forth in Section 7.1(b)) may be waived in the sole discretion of the Board of Directors of Parent. The conditions set forth in Section 7.1 (excluding the condition set forth in Section 7.1(b)) are for the sole benefit of Parent and will not give rise to or create any duty on the part of Parent or the Board of Directors of Parent to waive or not waive any such conditions.

ARTICLE VIII

Termination

8.1 Termination. This Agreement may be terminated by Parent, in its sole discretion, prior to the date the Board of Directors of Parent declares a dividend giving effect to the Spin-Off.

8.2 Effect of Termination. If this Agreement is terminated as provided in Section 8.1, then this Agreement will forthwith become void and there will be no liability on the part of any party to any other party or any other Person in respect hereof regardless of the circumstances.

ARTICLE IX

Miscellaneous

9.1 Survival. All representations and warranties of the parties contained in this Agreement or made pursuant to this Agreement will expire as of the Spin-Off Date without further action by the parties, with the result that if the Spin-Off Date occurs, no party will have any liability or obligation in respect thereof, whether asserted before or after the Spin-Off Date, other than for actual fraud. The agreements contained herein that by their terms apply or are to be performed in whole or in part after the Spin-Off Date will survive indefinitely.

9.2 Amendment. This Agreement may be amended, modified or supplemented only by the written agreement of the parties hereto or thereto.

9.3 Waiver of Compliance. Except as otherwise provided in this Agreement, the failure by any Person to comply with any obligation, covenant, agreement or condition under such agreements may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Person to enforce at any time any of the provisions of such agreements will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of such agreements or any part thereof or the right of any Person thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.

9.4 Notices. All notices required or permitted pursuant to this Agreement must be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated below, or at such other address as a party may provide by notice to the other:

If to Parent or PUBCO:

Trunity Holdings, Inc.

1355 Peachtree Street

Suite 1150

Atlanta, Georgia 30309

404-254-6980

If to Trunity, Inc., or Subsidiary, or PRIVCO:

Trunity Inc.

12555 Orange Drive, Suite 202

Davie, Florida 33330

9.5 Third Party Beneficiaries. Except as otherwise provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.6 Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. None of the parties may assign this Agreement, or any of their rights or liabilities thereunder, without the prior written consent of the other parties thereto, and any attempt to make any such assignment without such consent will be null and void. Any such assignment will not relieve the party making the assignment from any liability under such agreements.

9.7 Severability. The illegality or partial illegality of any or all of this Agreement or any provision hereof, will not affect the validity of the remainder of such agreements, or any provision thereof, and the illegality or partial illegality of any such agreements will not affect the validity of any such agreements in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes such agreements to no longer contain all of the material provisions reasonably expected by the parties to be contained therein.

9.8 Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles.

9.9 Submission to Jurisdiction; Waivers. Each party irrevocably agrees that any legal action or proceeding with respect to this Agreement, the Spin-Off, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may only be brought and determined in any federal or state court located in the State of Delaware, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the Spin-Off, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.10 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Spin-Off, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

9.11 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

9.12 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

TRUNITY HOLDINGS, INC. (PUBCO)

By:	/s/ Stephen Keaveney
Name:	Stephen Keaveney
Title:	Chairman and Chief Executive Officer

Trunity, Inc., a Delaware corporation (OP SUB)

By:	/s/ Nicole Fernandez-McGovern
Name:	Nicole Fernandez-McGovern
Title:	Chief Executive Officer

Trunity, Inc., a Florida corporation (PRIVCO)

By:	/s/ Joakim Lindblom
Name:	Joakim Lindblom
Title:	Chief Executive Officer

EXHIBIT A - LIST OF ASSETS TO BE TRANSFERRED IN SPIN OUT TO PRIVCO

The entire operations, assets, liabilities, revenue, intellectual property, trademarks and business operations of the educational software and business solutions owned by Trunity Holdings, Inc., as well as all capital stock and ownership in Trunity, Inc., a Delaware corporation, a wholly owned subsidiary.

EXHIBIT B - LIST OF LITIGATION MATTERS

THE COMPANY HAS BEEN NAMED AS DEFENDENT IN A COLLECTIONS SUIT BY NCSE SEEKING A TOTAL OF $170,000. WHILE WE BELIEVE WE HAVE COUNTER CLAIMS THAT OFFSET THE ENTIRE AMOUNT, AND MAY ACTUALLY RECOVER AMOUNTS IN EXCESS OF THE AMOUNT SOUGHT, WE ARE TAKING AN ADDITIONAL RESERVE OF $100,000 IN SUPPORT OF THE AMOUNTS CLAIMED. FURTHER, WHILE WE WILL HAVE SOME COSTS ASSOCIATED WITH THE LITIGATION, PRIVCO HAS AGREED TO INDEMNIFY AND HOLD PUBCO HARMLESS FOR ANY OF THESE COSTS AND IS REQUIRED TO REIMBURSE US, OR SHARE THE COSTS ON GOING.

EXHIBIT C - FINANCIALS FROM FORM 10Q FOR THE QUARTER ENDED SEPTEMBER 30, 2015 - THE FULL FILING CAN BE FOUND AT:

https://www.sec.gov/Archives/edgar/data/802257/000157570515000072/tnty_3q15.htm

TRUNITY HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2015	2014
ASSETS
Current assets
Cash	$51,905	$14,119
Accounts receivable	37,100	3,020
Debt issuance costs	—	33,692
Prepaid expenses and other current assets	126,065	106,799
Total current assets	215,070	157,630

Property and equipment
Fixtures and equipment	76,095	76,095
Less accumulated depreciation	(64,908)	(56,379)
Total property and equipment, net	11,187	19,716

Capitalized software development costs
Costs incurred	4,321,810	4,232,313
Less accumulated amortization	(3,819,678)	(3,457,907)
Total capitalized software development costs, net	502,132	774,406

Other assets
Other long term assets	12,300	12,895

TOTAL ASSETS	$740,689	$964,647

LIABILITIES
Current liabilities
Accounts payable	$1,138,425	$984,841
Accrued interest	310,652	106,274
Accrued payroll expenses	252,332	75,535
Accrued expenses	248,242	120,559
Debentures Series A, B, C, D, E and F	1,968,601	1,457,163
Convertible debenture, net	—	115,463
Convertible promissory note	52,500	45,089
Deferred revenue	245,555	324,169
Total current liabilities	4,216,307	3,229,093

TOTAL LIABILITIES	4,216,307	3,229,093

Commitments and Contingencies

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock $0.0001 par value- 50,000,000 shares authorized; None issued and outstanding
Common Stock, $0.0001 par value – 200,000,000 shares authorized, 63,628,821 and 54,803,131 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	6,363	5,480
Additional paid-in capital	14,789,623	14,220,266
Other comprehensive income	39,878	17,974
Accumulated deficit	(18,311,482)	(16,508,166)
Total Stockholders’ Equity (Deficit)	(3,475,618)	(2,264,446)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$740,689	$964,647

The accompanying Notes are an integral part of the Unaudited Condensed Consolidated Financial Statements.

TRUNITY HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net sales	$206,004	110,219	$391,141	195,539
Cost of sales	111,569	82,398	201,591	151,332
Gross profit	94,435	27,821	189,550	44,207

Operating expenses:
Research and development	172,289	222,934	553,938	666,217
Selling, general and administrative	221,560	526,535	706,421	1,915,052
Total operating expenses	393,849	749,469	1,260,359	2,581,269

Loss from operations	(299,414)	(721,648)	(1,070,809)	(2,537,062)

Other expenses:
Interest expense	(167,706)	(84,097)	(718,507)	(275,782)
Loss on debt extinguishment	(14,000)	(65,869)	(14,000)	(65,869)
Total other expenses	(181,706)	(149,966)	(732,507)	(341,651)

Net loss	(481,120)	(871,614)	(1,803,316)	(2,878,713)

Other comprehensive gain :
Foreign currency translation adjustments	9,096	126	21,904	8,007

Comprehensive loss	$(472,024)	(871,488)	$(1,781,412)	(2,870,706)

Net loss per share - Basic and Diluted	$(0.01)	(0.02)	$(0.03)	(0.06)

Weighted average number of common shares - Basic and Diluted:	61,144,799	50,856,901	57,010,630	48,895,940

The accompanying Notes are an integral part of the Unaudited Condensed Consolidated Financial Statements.

TRUNITY HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statement of Changes in Stockholders’ Equity (Deficit)

Nine Months Ended September 30, 2015
(Unaudited)

	Par $0.0001 Common Shares	Common Stock	Paid-in Capital	Accumulated Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance at January 1, 2015	54,803,131	$5,480	$14,220,266	$17,974	$(16,508,166)	$(2,264,446)
Common stock issued upon conversion of debenture	8,825,690	883	141,631	—	—	142,514
Discount related to issuance of debt with warrants and allocated fair value to beneficial conversion feature	—	—	274,122	—	—	274,122
Share compensation expense	—	—	139,604	—	—	139,604
Loss on extinguishment of debt	—	—	14,000	—	—	14,000
Foreign currency translation gain	—	—	—	21,904	—	21,904
Net loss	—	—	—	—	(1,803,316)	(1,803,316)
Balance at September 30, 2015	63,628,821	6,363	14,789,623	39,878	(18,311,482)	$(3,475,618)

The accompanying Notes are an integral part of the Unaudited Condensed Consolidated Financial Statements.

TRUNITY HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2015	2014
Cash Flows from Operating Activities:
Net Loss	$(1,803,316)	$(2,878,713)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	370,300	421,167
Share-based compensation expense	139,604	372,181
Accretion and amortization for debt discounts and issuance costs	521,017	202,690
Loss on debt extinguishment	14,000	65,869
Shares issued in exchange for services	—	70,000
Warrants issued in exchange for services	—	20,752
Fair value of embedded conversion feature	1,091	—
Changes in operating assets and liabilities:
Accounts receivable	(34,080)	(21,353)
Prepaid expenses and other current assets	(3,761)	(86,085)
Accounts payable	153,584	484,797
Accrued interest and other liabilities	458,863	86,860
Deferred revenue	(78,614)	(33,967)
Deposits	(13,005)	(2,895)
Deferred rent	—	(2,515)
Net Cash Used in Operating Activities	$(274,317)	$(1,301,212)

Cash Flows from Investing Activities:
Payment for patent and trademark applications	(1,400)	—
Payment of platform development costs	(89,497)	(491,772)
Net Cash Used in Investing Activities	$(90,897)	$(491,772)

Cash Flows from Financing Activities:
Proceeds from issuance of debentures	402,000	175,000
Proceeds from notes payable related parties	50,000	3,809
Repayment of convertible note	(49,000)	—
Proceeds from issuance of convertible note payable	—	152,500
Sale of common stock, net of issuance costs	—	658,700
Net Cash Provided by Financing Activities	$403,000	$990,009

Net Increase (Decrease) in Cash	37,786	(802,975)
Cash, Beginning of Period	14,119	812,064
Cash, End of Period	$51,905	$9,089

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest	$—	$9,603

Non-cash Investing and Financing Transactions:
Conversion of debt to common stock shares	$142,514	$100,000
Discount related to issuance of debt with warrants and allocated fair value to beneficial conversion feature	$274,122	$110,557

The accompanying Notes are an integral part of the Unaudited Condensed Consolidated Financial Statements.

TRUNITY HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION, BASIS OF PRESENTATION AND NATURE OF OPERATIONS

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”) for interim financial information. Accordingly, they do not include all of the information required by U.S. GAAP for complete financial statement presentation and should be read in conjunction with the audited consolidated financial statements and related footnotes included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 Annual Report”), filed with the Commission on April 15, 2015. It is management’s opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation.

The accompanying condensed consolidated financial statements include the accounts of Trunity Holdings, Inc. (“Trunity” or the “Company”) and its wholly owned subsidiary Trunity, Inc. (“Trunity, Inc.” or the “Company”), as of September 30, 2015 and December 31, 2014 and for the three and nine months ended September 30, 2015 and 2014. All intercompany accounts have been eliminated in the consolidation. Certain amounts reported in prior periods have been reclassified to conform to the current presentation.

The Company is a “C” Corporation organized under the laws of Delaware with principal offices located in Davie, Florida. The Company was formed on July 28, 2009 to develop a cloud-based platform that focuses on collaborative knowledge management, publishing and education delivery platform – the Trunity eLearning Platform (the “Platform”) – which provides an end-to-end solution for the rapidly growing digital textbook, eLearning and enterprise training marketplaces.

The financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred net losses, working capital deficiencies, and negative operating cash flows since its inception. To the extent the Company continues to experience working capital deficiencies and negative cash flows in the future, it will continue to require additional capital to fund operations. The Company has historically obtained additional capital investments under various debt and Common Stock issuances. Although management continues to pursue its financing plans, there is no assurance that the Company will be successful in generating sufficient revenues to provide positive cash flow or that financing at acceptable terms, if at all will be available. In addition, the Company has defaulted on the majority its lease and debt obligations as of September 30, 2015. Although the Company is currently in negotiations related to these defaults, there is no assurance that any negotiations will be successful in reducing the Company’s liabilities under default. Based on these factors, these conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts or classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

There was no material changes during the quarter ended September 30, 2015 in the Company’s significant accounting policies to those previously disclosed in the 2014 Annual Report.

Recently Issued Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board issued a new pronouncement that requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The pronouncement becomes effective for the Company in the first quarter of 2016. Early adoption is permitted. The Company believes adoption of the pronouncement will not have a significant impact on the financial statements or its results of operations.

TRUNITY HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – INTANGIBLE ASSETS

Intangible assets are recorded at cost and consist of the Trunity eLearning Platform software development costs which include direct labor, including taxes and benefits. Amortization is computed using the straight-line method over three years. Amortization of three years is based on management’s best estimate of useful life of current technology in this industry.

Intangible assets were comprised of the following at September 30, 2015:

Trunity eLearning Platform Software Development Cost	Estimated Life	Gross Cost	Accumulated Amortization	Net Book Value
Internal costs capitalized for the twelve months ended December 31, 2012	3 years	548,031	(548,031)	$—
Internal costs capitalized for the twelve months ended December 31, 2013	3 years	519,733	(408,928)	$110,805
Internal costs capitalized for the twelve months ended December 31, 2014	3 years	598,285	(279,175)	$319,110
Internal costs capitalized for the nine months ended September 30, 2015	3 years	89,497	(17,280)	$72,217
Carrying value as of September 30, 2015				$502,132

Carrying value as of December 31, 2014				$774,406

Estimated future amortization expense is as follows for the following periods:

Remainder of 2015	$100,626
2016	296,754
2017	99,658
2018	5,094
Total future amortization expense	$502,132

Amortization expense for intangible assets as $109,432 and $361,771 for the three and nine months ended September 30, 2015 and $129,961 and $401,204 for the three and nine months ended September 30, 2014.

NOTE 4 – SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

The following is a summary of significant related party transactions during the three and nine months ended September 30, 2015 and 2014.

Summary of Related Party Obligations

As of September 30, 2015 and December 31, 2014 the Company has $689,413 and $559,413, respectively of the debentures that are held by related parties. It also has $27,500 of convertible promissory notes that are held by a related party as of September 30, 2015 and December 31, 2014. The Company has accrued interest of $106,806 and $26,380 due to related parties as of September 30, 2015 and December 31, 2014.

TRUNITY HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES - Continued

Interest expense incurred by the Company associated with these related party obligations was $24,727 and $81,838 for the three and nine month period ended September 30, 2015 and $11,372 and $32,551 for the three and nine month period ended September 30, 2014.

Transactions with Officers – The Company’s Chief Executive Officer and Chief Financial Officer, Nicole Fernandez-McGovern, is one of the managing principals of both RCM Financial, a financial consulting firm, and Premier Financial Filings, a full-service financial printer; companies which have provided contracted financial services to Trunity and their related expenses have been included within general and administrative expenses . For the three and nine months ended September 30, 2015 and 2014, RCM Financial provided outside accounting and tax professional services to Trunity, which resulted in fees of $6,960 and $17,886, respectively. Premier Financial Filings provided services to the Company resulting in fees of $7,981 and $9,021, respectively for the nine months ended September 30, 2015 and 2014.

During the nine months ended September 30, 2015, Ms. Fernandez-McGovern was issued, in exchange for $30,000 of consideration, Series F Convertible Debentures resulting in 30,000 warrants at $0.15 being issued to her. Ms. Fernandez- McGovern is also the holder of a Series D Convertible Debenture and July 2014 Convertible Promissory Note in the principal amount of $42,822 issued in exchange for $42,500 of consideration. See Note 5 for further details of the terms of the debentures and promissory note.

The Company’s Chief Education Officer, Cutler Cleveland, currently authors on the Trunity eLearning Platform. In his capacity as an author, he has accrued royalties for the three and nine months ended September 30, 2015 and 2014 of $16,470 and $18,536 respectively which is included in cost of sales.

At September 30, 2015, the Company’s Chief Technology Officer, Joakim Lindblom, is the holder of a Series D Convertible Debenture in the principal amount of $92,106 issued in exchange for $81,270 of consideration. See Note 5 for further details of the terms of the debenture.

Transactions with Board Members – During the nine months ended September 30, 2015, an investment of $100,000 was made by a board member and founder, Les Anderton , for a Series F Convertible Debenture, resulting in 100,000 warrants at an exercise price of $0.15. In addition, Mr. Anderton is the holder of $280,053 of Series E Convertible Debentures, Series D Convertible Debenture and July 2014 Convertible Promissory Note issued to him in exchange for $265,370 of consideration. See Note 5 for further details of the terms of the debentures and promissory note.

In exchange for $10,000 of consideration, board member Ivan Berkowitz is a holder of a July 2014 Convertible Promissory Note. See Note 5 for further details of the terms of this promissory note.

Credit Agreement

Effective January 1, 2015, Les Anderton provided a new $1.5 million line of credit, at a 10% interest rate, to the Company on the same terms as in his prior credit agreement with a maturity date of the earlier of December 31, 2015 or the closing of a Company financing with gross proceeds of at least $5 million. The line of credit is used to fund working capital needs. As of September 30, 2015, a $50,000 advance included within accrued expenses was made under the line of credit.

TRUNITY HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CONVERTIBLE DEBT

The following is a summary of convertible debentures outstanding as of September 30, 2015:

	Face Value	Initial Discount	Accumulated Amortization	Debt Extinguishment	Carrying Value
Convertible Promissory Notes	$52,500	$(14,629)	$14,629	$—	$52,500

Series A Debentures	145,637	(74,943)	74,943	—	145,637
Series B Debentures	161,932	(69,135)	69,135	—	161,932
Series C Debentures	350,833	—	—	—	350,833
Series D Debentures	763,199	(34,650)	34,650	—	763,199
Series E Debentures	145,000	(145,000)	145,000	—	145,000
Series F Debentures	402,000	(271,206)	271,206	—	402,000
Total Debentures	$1,968,601	$(594,934)	$594,934	$—	$1,968,601

Total	$2,021,101	$(609,563)	$609,563	$—	$2,021,101

The following is a summary of convertible debentures outstanding as of December 31, 2014:

	Face Value	Initial Discount	Amortization	Debt Extinguishment	Carrying Value
Convertible Promissory Notes	$52,500	$(14,629)	$7,218	$—	$45,089

Series A Debentures	167,540	(74,943)	74,943	—	167,540
Series B Debentures	161,932	(69,135)	69,135	—	161,932
Series C Debentures	350,833	(72,869)	—	72,869	350,833
Series D Debentures	763,199	(267,285)	9,992	237,227	743,133
Series E Debentures	145,000	(145,000)	33,725	—	33,725
Total Debentures	$1,588,504	$(629,232)	$187,795	$310,096	$1,457,163

	Face Value	Initial Discount	Amortization	Stock Settled Debt Obligation	Carrying Value
Convertible Debenture	$113,128	$(66,423)	$3,336	$65,422	$115,463

Total	$1,754,132	$(710,284)	$198,349	$375,518	$1,617,715

TRUNITY HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CONVERTIBLE DEBT - Continued

January-September 2015 Unsecured Redeemable Debentures (Series F)

In 2015, the Company borrowed from accredited investors and related parties (the “Debenture Holders”) $402,000 ($130,000 was provided by an officer and board member of the Company) pursuant to an Unsecured Redeemable Debenture Series F (the “Series F Debentures”) that required payment of interest at the end of the three-month Debenture term in the amount of 10% of the principal amount. The holders of the Series F Debentures also received warrants to acquire 402,000 shares of Common Stock for an exercise price of $0.15 per share, exercisable over three years.. In addition, the Company will issue the Debenture Holders warrants (the “2015 Warrant”) to purchase 402,000 shares of the Company’s Common Stock at a price per 2015 Warrant Share to be determined. The Company incurred no commission costs in connection with these transactions. The Series F Debentures are convertible into Common Stock at $.03 per share as to principal plus accrued interest upon an event of default.

The Company allocated the face value of the Series F Debentures to the warrants and the debentures based on their relative fair values, allocated $2,702 to the warrants, and determined that there were aggregate beneficial conversion features of $268,504. The fair value of the warrants was determined using the Black-Scholes-Merton (“BSM”) valuation model and the following assumptions: volatility – 38.96% to 45.08%, risk free rate – 0.83% to 1.13%, dividend rate – 0.00%. The amounts allocated to the warrants and beneficial conversion features totaling $271,206 were recorded as a discount against the Series F Debentures, with offsetting entry to additional paid-in capital. The discounts are being amortized into interest expense over the term of the Series F Debentures.

As of September 30, 2015, the carrying value of the Series F Debentures was $402,000 as the discount had been fully amortized. During the three and nine months ended September 30, 2015, the Company recorded amortization of the discount of $37,315 and $271,206, respectively and interest expense of $20,356 and $48,742, respectively. During the three months ended September 30, 2015, the Company defaulted on some of the Series F debentures and as a result began accruing daily interest at a default rate of 18% per annum.

During the three months ended September 30, 2015, $319,000 of the Series F Debentures matured without payment creating an event of default. Consequently, the aggregate principal amount of these debentures plus accrued interest is convertible into Common Stock at $.03 per share. As of September 30, 2015, the Debentures were convertible into an aggregate of 10,633,333 shares. At this time, the Company is in discussion with the Debenture Holders and no notices of conversion of these debentures have been received as of December 7, 2015.

November and December 2014 Unsecured Redeemable Debentures (Series E)

In October and November 2014, the Company borrowed from accredited investors and a related party (the “Debenture Holders”) $145,000 pursuant to an Unsecured Redeemable Debenture Series E (the “Series E Debentures”) that required payment of interest at the end of the nine-month Debenture term in the amount of 15% of the principal amount. The holders of the Series E Debentures also received warrants to acquire 145,000 shares of Common Stock for an exercise price of $0.15 per share, exercisable over four years equal. In addition, the Company will issue the Debenture Holders warrants (the “2015 Warrant”) to purchase 145,000 shares of the Company’s Common Stock at a price per 2015 Warrant Share to be determined. The Company incurred no commission costs in connection with these transactions. The Series E Debentures are convertible into Common Stock at $.03 per share as to principal plus accrued interest upon an event of default.

TRUNITY HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CONVERTIBLE DEBT - Continued

The Company allocated the face value of the Series E Debentures to the warrants and the debentures based on their relative fair values, allocated $7,945 to the warrants, and determined that there were aggregate beneficial conversion features of $137,055. The fair value of the warrants was determined using the BSM valuation model and the following assumptions: volatility – 42.31% to 44.28%, risk free rate – 1.63% to 1.75% %, dividend rate – 0.00%. The amount allocated to the warrants and beneficial conversion features totaling $145,000 was recorded as a discount against the Series E Debentures, with offsetting entry to additional paid-in capital. The discounts are being amortized into interest expense over the term of the Series E Debentures.

As of September 30, 2015, the carrying value of the Series E Debentures was $145,000 as the discount had been fully amortized. During the three and nine months ended September 30, 2015, the Company recorded amortization of the discount of $0 and $145,000, respectively and interest expense of $6,225 and $28,879, respectively. During the three months ended September 30, 2015, the Company defaulted in redeeming the Series E debentures and as a result began accruing daily interest at a default rate of 18% per annum.

During the three months ended September 30, 2015, all of the Series E Debentures matured without payment creating an event of default. Consequently, aggregate principal amount of these debentures plus accrued interest is convertible into Common Stock at $.03 per share. As of September 30, 2015, the Debentures were convertible into an aggregate of 5,558,333 shares. At this time, the Company is in discussion with the Debenture Holders, the majority of which are related parties, and no notices of conversion of these debentures have been received as of December 7, 2015.

July to November 2014 Convertible Debentures (Series D)

During the months of July through November 2014, the Company issued Series D Convertible Debentures (the “Series D Debentures”) with an aggregate face value of $763,199 in exchange for $176,718 of cash plus accrued interest ($35,000 was provided by the CEO and CFO), in settlement of a Series A Convertible Debenture with outstanding principal and accrued interest of $26,477, and in settlement of Series B Convertible Debentures with aggregate outstanding principal and accrued interest of $560,003, of which $287,159 represented a conversion of notes payable-related parties to the Founders. The Series D Debentures accrue interest at an annual rate of 12%, mature in July through November 2015, and are convertible into the Company’s Common Stock at a conversion rate of $0.165 per share. The holders of the Series D Debentures also received warrants to acquire 3,332,000 shares of Common Stock for an exercise price of $0.20 per share, exercisable over five years.

The Company allocated the face value of the Series D Debentures to the warrants and the debentures based on their relative fair values, allocated $145,334 to the warrants, and determined that there were aggregate beneficial conversion features of $126,543. The fair value of the warrants was determined using the BSM valuation model and the following assumptions: volatility – 43.63% to 44.28%, risk free rate – 1.60% to 1.69% %, dividend rate – 0.00%. The amount allocated to the warrants and beneficial conversion features totaling $271,877 was recorded as a discount against the Series D Debentures, with offsetting entry to additional paid-in capital. A portion of the discount resulting in $237,227 was fully expensed upon execution of the new debentures as debt extinguishment costs and the remaining amount of $34,650 is being amortized into interest expense over the term of the Series D Debentures.

As of September 30, 2015, the carrying value of the Series D Debentures was $763,199 and there was no remaining unamortized discount. During the three and nine months ended September 30, 2015, the Company recorded amortization of the discount related to the Series D Debentures of $5,617 and $22,982, respectively and interest expense of $22,404 and $67,984, respectively. During the three and nine months ended September 30, 2014, the Company recorded amortization of the discount related to the Series D Debentures of $2,395 and $2,395, respectively and interest expense of $3,441 and $3,441, respectively.

TRUNITY HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CONVERTIBLE DEBT – Continued

During the three months ended September 30, 2015, all of the Series D Debentures matured without payment creating an event of default. Consequently, aggregate principal amount of these debentures plus accrued interest is convertible into Common Stock at $.165 per share. As of September 30, 2015, the Debentures were convertible into an aggregate of 4,833,333 shares. At this time, the Company is in discussion with the Debenture Holders, the majority of which are related parties, and no notices of conversion of these debentures have been received as of December 7, 2015.

August 2014 and November Convertible Debentures (Series C)

In August 2014, the Company issued Series C Convertible Debentures (the “Series C Debentures”) with an aggregate face value of $350,833 in exchange for the cancellation of Series B Convertible Debentures with outstanding principal and accrued interest of $350,833. The Series C Debentures accrue interest at an annual rate of 10%, mature in July and November 2015, and are convertible into the Company’s Common Stock at a conversion rate of $0.20 per share. The holders of the Series C Debentures also received warrants to acquire 1,500,000 shares of Common Stock for an exercise price of $0.20 per share, exercisable over five years.

The Company allocated the face value of the Series C Debentures to the warrants and the debentures based on their relative fair values, and allocated $72,869 to the warrants, which was recorded as a discount against the Series C Debentures, with offsetting entry to additional paid-in capital. The fair value of the warrants was determined using the BSM valuation model and the following assumptions: volatility – 43.74% and 44.28%, risk free rate – 1.62% and 1.67%, dividend rate – 0.00%. The discount was fully expensed upon execution of the new debentures as debt extinguishment costs.

As of September 30, 2015, the carrying value of the Series C Debentures was $350,833 interest expense for the three and nine months ended September 30, 2015 of $9,651 and $27,193 respectively was recorded and no amortization expense was recorded as it was fully expensed in the prior period.

During the three months ended September 30, 2015, all of the Series C Debentures matured without payment creating an event of default. Consequently, aggregate principal amount of these debentures plus accrued interest is convertible into Common Stock at $.20 per share. As of September 30, 2015, the Debentures were convertible into an aggregate of 1,754,165 shares. At this time, the Company is in discussion with the Debenture Holders, the majority of which are related parties, and no notices of conversion of these debentures have been received as of December 7, 2015.

October and November 2012 Convertible Debentures (Series B)

In October and November 2012, the Company issued Convertible Debentures (“Series B Debentures-Issuance II”) with an aggregate face value of $624,372 of which $565,372 represented a conversion of notes payable-related parties to the Founders. In 2013, two of the founders sold a portion of their debenture totaling $141,800 of their aggregate face to third parties. The Series B Debentures-Issuance II matured in October and November 2014, bore interest at an annual rate of 10%, and were convertible at the option of the holders into Units, each consisting of a) one share of Common Stock and b) one warrant to purchase one share of Common Stock at $0.40 per share (“Unit”). The number of Units issuable upon conversion of the Series B Debentures-Issuance II is determined by dividing the then outstanding principal and accrued but unpaid interest by a) $0.35 if a Liquidity Event, as defined in the debenture agreements, occurs within nine months of the closing of the offering of the Series B Debentures-Issuance II, or b) $0.32 if a Liquidity Event does not occur within nine months of the closing of the offering of the Series B Debentures-Issuance II.

TRUNITY HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CONVERTIBLE DEBT – Continued

In October and November 2014, all but one of the holders of the Series B Debentures-Issuance II exchanged the debentures with an aggregate face value of $464,440 and accrued interest of $51,317 for either a Series C or D Debenture with an aggregate face value of $513,757. The Company recorded a loss on early extinguishment of debt of $212,261, primarily related to fair value of the warrants in relation to the debt (relative fair value) on the debt exchange transaction. The Company has defaulted on its obligation to pay the remaining principal amount of a debenture due October and November 2014. The total amount due on this debenture, including interest, is $193,155 and is currently accruing interest at a default rate of 12% per annum. The Company has negotiated restructured terms with the majority of the debenture holders and is attempting to complete the formal restructuring of this debt obligation.

As of September 30, 2015, the net carrying value of the outstanding Series B Debentures-Issuance II totaled $161,932 and no unamortized discount remains therefore no amortization expense was recorded for the three and nine months ended September 30, 2015. As of September 30, 2014, the net carrying value of the outstanding Series B Debentures-Issuance II totaled $611,047 and the related amortization expense of $28,867 and $92,368 was recorded for the three and nine months ended September 30, 2014, respectively. During the three and nine months ended September 30, 2015, interest expense of $4,897 and $14,534, respectively was recorded on the Series B Debentures-Issuance II. During the three and nine months ended September 30, 2014, the Company recorded interest expense on the remaining Series B Debentures-Issuance II of $15,609 and $46,828, respectively. There was no unamortized debt issuance costs related to the Series B Debentures-Issuance II remaining and therefore no amortization expense was recorded during the three and nine months ended September 30, 2015 and 2014, respectively.

July 2012 Convertible Debentures (Series A)

In July 2012, the Company issued Convertible Debentures (the “Series A Debentures”) with an aggregate face value of $215,300 Canadian Dollars (US$197,344 as of September 30, 2014). The Series A Debentures matured in July 2014, bore interest at an annual rate of 10% through July 2014 and upon default accrued interest at 12% per annum. The Series A Debentures are convertible at the option of the holders into Units, each consisting of a) one share of Common Stock and b) one warrant to purchase one share of Common Stock at 0.40 Canadian Dollars per share (“Unit”). The number of Units issuable upon conversion of the Series A Debentures is determined by dividing the then outstanding principal and accrued but unpaid interest by a) 0.35 Canadian Dollars if a Liquidity Event, as defined in the Debenture agreement, occurs within nine months of the closing of the offering of the July Notes, or b) 0.32 Canadian Dollars if a Liquidity Event does not occur within nine months of the closing of the offering of the Series A Debentures.

In July 2014, a holder of a Series A Debenture exchanged the debenture with a face value of $25,000 Canadian Dollars (US$23,360), and accrued interest of $3,336 Canadian Dollars (US$3,117) for a Series D Convertible Debenture with a face amount of US$26,477. The Company recorded a loss on early extinguishment of debt of US$6,728, primarily related to fair value of the warrants in relation to the debt (relative fair value) on the debt exchange transaction. The Company has defaulted on its obligation to pay the remaining principal amount of debentures due October and November 2014. The total amount due on these debentures, including interest is US$220,031 and is currently accruing interest at a default rate of 12% per annum. The Company has negotiated restructured terms with the majority of the debenture holders and is attempting to complete the formal restructuring of these debt obligations.

TRUNITY HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CONVERTIBLE DEBT – Continued

As of September 30, 2015, the net carrying value of the outstanding Series A Debentures totaled $145,637 and no unamortized discount remains, therefore no amortization expense was recorded for the three and nine months ended September 30, 2015. During the three and nine months ended September 30, 2015, the Company recorded interest expense on the Series A Debentures of $4,369 and $14,076 respectively. As of September 30, 2014, the net carrying value of the outstanding Series A Debentures totaled $173,858. For the three and nine months ended September 30, 2014, the Company recorded amortization of the discount of $3,533 and $24,730, respectively; and interest expense on the Series A of $5,192 and $15,009, respectively. There was no unamortized debt issuance costs related to the Series B Debentures-Issuance II therefore no amortization expense was recorded during the three and nine months ended September 30, 2015. During the three and nine months ended September 30, 2014 $1,650 and $6,602 was recorded, respectively.

November 2014 Convertible Debenture with Peak One Opportunity Fund, L.P.

In November 2014, the Company entered into a Securities Purchase Agreement with Peak One Opportunity Fund, L.P. (“Peak”) pursuant to which the Company sold to Peak for $112,500 a Convertible Debenture (the “Peak Debenture”) in the principal amount of $125,000 (the “Principal Amount”) due on November 6, 2017 (the “Maturity Date”). Pursuant to the Peak Debenture, the Company agreed to pay interest on the Principal Amount outstanding from time to time in arrears (i) upon conversion or (ii) on the Maturity Date, at the rate of 5% per annum. The Company has the option to redeem the Peak Debenture prior to the Maturity Date at any time or from time to time by paying the Principal Amount plus accrued interest and a redemption premium of 20% of principal if the redemption is between 91-180 days after issuance and 40% of principal after 180 days Beginning 91 days after the issue date, Peak may convert the principal and accrued interest (the “Conversion Amount”) into shares of Common Stock at a conversion price for each share of Common Stock (the “Conversion Price”) equal to 65% of the lowest closing bid price (as reported by Bloomberg LP) of Common Stock for the 20 trading days immediately preceding the date of conversion of the Peak Debenture (subject to equitable adjustments resulting from any stock splits, stock dividends, recapitalizations or similar events).

The Company paid issuance costs of $10,000 and issued 137,500 shares of restricted common stock to cover the expenses incurred and analysis performed by Peak in connection with the transaction. The fair value of the 137,500 shares of restricted stock of $24,750, and $10,000 of issuance costs added to the principal, were recorded as deferred issuance costs to be amortized into interest expense over the term of the Peak Debenture.

The Peak Debenture was convertible into a variable number of shares based upon a fixed dollar amount and therefore treated as stock settled debt in accordance with ASC 480. On the date of issuance, the Company recorded the fair value of the financial instrument of $66,423 as a stock settled debt obligation along with debt discount of $12,500 to be amortized into interest expense through the maturity date.

During the three and nine months ended September 30, 2015, the Company recognized $39,601 and $63,087, respectively, of amortization of the discounts; $17,831 and $33,005 respectively, of amortization of deferred financing fees; and a loss on the redemption of $14,000 of the debenture.

During the nine months ended September 30, 2015, Peak converted $90,000 of principal into 8,825,690 shares of Common Stock and the Company redeemed the remaining principal amount of $35,000 in exchange for $49,000 of cash resulting in a loss on redemption of $14,000. Upon conversion and payment to Peak, the Company recorded the fair value of the stock settled debt of $155,631 to additional paid-in capital. The deferred financing costs were accelerated to interest expense through the date of conversion, which is included $17,831 and $34,750 for the three and nine months ended September 30, 2015 as noted above. As of September 30, 2015, the Peak Debenture is fully redeemed.

TRUNITY HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CONVERTIBLE DEBT – Continued

July 2014 Convertible Promissory Notes

In July 2014, the Company issued Convertible Promissory Notes with an aggregate face value of $52,500 for cash ($27,500 was provided by the CEO and CFO and two board members). The Convertible Promissory Notes accrue interest at an annual rate of 10%, mature in July 2015, and are convertible into the Company’s Common Stock at a conversion rate of $0.165 per share. The holders of the Convertible Promissory Notes also received warrants to acquire 318,182 shares of Common Stock for an exercise price of $0.50 per share, exercisable over five years.

The Company allocated the proceeds from the Convertible Promissory Notes to the warrants and the notes based on their relative fair values, allocated $6,117 to the warrants, and determined that there were aggregate beneficial conversion features of $8,512. The fair value of the warrants was determined using the BSM valuation model and the following assumptions: volatility – 43.99% to 44.08%, risk free rate – 1.66 to 1.74% %, dividend rate – 0.00%. The amount allocated to the warrants and beneficial conversion features; totaling $14,629, was recorded as a discount against the Convertible Promissory Notes with an offsetting entry to additional paid-in capital. The discounts are being amortized into interest expense over the term of the Convertible Promissory Notes.

During the three and nine months ended September 30, 2015, the Company recorded amortization of the discount of $156 and $7,411, respectively. During the three and nine months September 30, 2015, the Company recorded interest expense of $1,303 and $3,912, respectively. As of September 30, 2015, the carrying value of the Convertible Promissory Notes was $52,500 due to the fact that there was no remaining unamortized discount.

NOTE 6 – STOCK SETTLED DEBT OBLIGATION

The Company determined that the conversion feature included in the November 2014 Peak Debenture required liability treatment because it was convertible into a fixed dollar amount based on a variable conversion rate. Because of the uncertainty regarding the number of shares of Common Stock that may be issuable upon the conversion of the convertible debt, the conversion option is required to be accounted for separately and presented as a stock settled debt obligation on the Company’s balance sheet, with subsequent changes in fair value reported in the Company’s statement of operations. On the date of issuance, the Company recorded a stock settled debt obligation of $66,423 with an offsetting discount against the convertible debt to be amortized into interest expense through the maturity of the convertible debt. During the three months ended September 30, 2015, the holder of the Peak Debenture elected to convert $90,000 of principal into 8,825,690 shares of Common Stock and the Company repaid the remaining principal balance of $35,000 in cash. The Company adjusted the stock settled debt obligation to its fair value on the dates of conversion and settlement, and reclassified their fair value, totaling $65,422, to additional paid in capital. The Company used Monte Carlo simulations and the following assumptions in estimating the fair value of the embedded conversion option through the settlement dates:

Expected Volatility	37.2% - 44.50%
Expected Term	2.28 -2.85 Years
Risk-Free Interest Rate	0.51% - 1.02%
Dividend Rate	—

TRUNITY HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – STOCK SETTLED DEBT OBLIGATION – Continued

The following table presents changes in Level 3 liabilities measured at fair value for the quarter ended September 30, 2015. Both observable and unobservable inputs were used to determine the fair value of positions that the Company has classified within the Level 3 category. Unrealized gains and losses associated with liabilities within the Level 3 category include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

Stock Settled
Debt Obligation
Balance at December 31, 2014	$65,422
Change in fair value	1,091
Fair value recorded to APIC related to conversion of debenture	(66,153)
Balance at September 30, 2015	$—

NOTE 7 – SHARE-BASED COMPENSATION

In 2009, the Company approved the 2009 Employee, Director and Consultant Stock Option Plan (the “2009 Plan”) and authorized an option pool of 5,500,000 shares that was subject to a 3 for 1 reverse stock split, resulting in an authorized option pool of 1,833,333. Stock options typically vest over a three-year period and have a life of ten years from the date granted. In 2009, the Company accelerated the option vesting of certain employees who terminated their employment, but agreed to work in a consulting capacity. In exchange for the accelerated vesting, the employees agreed to shorter expiration periods for their options. As of September 30, 2015, there were 364,567 shares available for awards under this plan.

In 2012, the Company approved the 2012 Employee, Director and Consultant Stock Option Plan (the “2012 Plan”) and authorized an option pool of 7,500,000 shares. Stock options typically vest over a three-year period and have a life of ten years from the date granted. As of September 30, 2015, there were 4,643,000 shares available for awards under this plan.

On February 12, 2014, Arol Buntzman resigned from his positions as Chairman, Director and Chief Executive Officer (CEO) of the Company. The Company’s Board of Directors has commenced a search for a permanent CEO and has appointed Nicole Fernandez-McGovern, the Company’s Chief Financial Officer, as CEO to serve until a permanent CEO is hired.

As a result of Mr. Buntzman’s resignation pursuant to the December 2013 non-qualified stock option agreement between him and the Company, which granted to him options to purchase up to 4,000,000 shares of Common Stock outside of the Company’s 2009 and 2012 stock option plans (the “Option Agreement”), options to purchase 1,500,000 shares of stock were automatically cancelled, leaving 2,500,000 outstanding options. These options covered 1,000,000 shares at an exercise price of $0.30 per share and three tranches of 500,000 shares each at an exercise price of $0.40, $0.60 and $0.70 per share, respectively. The Company believes that some or all of the remaining options under the Option Agreement, representing 1,500,000 shares in three tranches of 500,000 shares each at exercise prices of $0.40, $0.60 and $0.70, respectively, should be cancelled based on the circumstances of Mr. Buntzman’s resignation. Mr. Buntzman disputes the Company’s position. If the dispute is not settled, the matter is subject to binding arbitration. No demand for arbitration has been filed by either party.

During the three and nine months ended September 30, 2015, the Company issued to employees, directors or consultants 40,000 and 170,000, respectively, options to acquire shares of Common Stock. During the three and nine months ended September 30, 2014, the Company issued to employees, directors or consultants 195,000 and 1,329,000, respectively, to acquire shares of Common Stock.

TRUNITY HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – STOCK-BASED COMPENSATION – Continued

The grant-date fair value of options is estimated using the BSM valuation model. The per share weighted average fair value of stock options granted during 2015 was $0.07 and was determined using the following assumptions: expected price volatility is 49.6%, risk-free interest rate of 1.06%, zero expected dividend yield, and 6.5 years expected life of options. The expected term of options granted is based on the simplified method in accordance with Securities and Exchange Commission Staff Accounting Bulletin 107, and represents the period of time that options granted are expected to be outstanding. The Company makes assumptions with respect to expected stock price volatility based on the average historical volatility of peers with similar attributes. In addition, the Company determines the risk free rate by selecting the U.S. Treasury with maturities similar to the expected terms of grants, quoted on an investment basis in effect at the time of grant for that business day.

In July 2015, the Company’s board of directors approved the modification of outstanding options to acquire 3,306,666 shares, reducing the then-applicable exercise price from $0.11 per share, to $0.01 per share, the market price at the time. The Company compared the fair value of the options immediately prior to the modification to their fair value immediately after the modification and determined that the option holders received incremental compensation of $17,456, of which $14,700 was related to fully vested options and recognized as expense on the date of modification, and $2,756 will be recognized as stock based compensation expense over remaining vesting periods through January 2018.

As of September 30, 2015, there was approximately $28,426 of total unrecognized stock compensation expense, related to unvested stock options under both Plans. This expense is expected to be recognized over the remaining weighted average vesting periods of the outstanding options of .42 years.

A summary of options issued, exercised and cancelled for the three and nine months ended September 30, 2015 is as follows:

	Shares	Weighted-Average Exercise Price ($)	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value ($)
Outstanding at December 31, 2014	6,810,766	0.26	8.11	—
Granted	170,000	0.02	10.00	—
Exercised	—	—	—	—
Cancelled	(125,000)	0.19	—	—

Outstanding at September 30, 2015	6,855,766	0.21	7.42	—

Exercisable at September 30, 2015	6,602,971	0.35	7.45	—

TRUNITY HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – WARRANTS TO PURCHASE COMMON STOCK

During the nine months ended September 30, 2015, the Company issued, in connection with the issuance of debentures, warrants to purchase 528,500 shares of the Company’s Common Stock at an exercise price of $0.15 and $0.20. All warrants outstanding as of September 30, 2015 are scheduled to expire at various dates through 2019.

The grant-date fair value of warrants is estimated using the BSM valuation model. The per share weighted average fair value of the warrants granted during 2015 was $0.17 and was determined using the following assumptions: expected price volatility ranging between 38.96% to 49.60%, risk-free interest rate ranging between 0.83% to 1.13%, zero expected dividend yield, and 3.0 year life of warrants. The Company makes assumptions with respect to expected stock price volatility based on the average historical volatility of peers with similar attributes. In addition, the Company determines the risk-free rate by selecting the U.S. Treasury with maturities similar to the expected terms of grants, quoted on an investment basis in effect at the time of grant for that business day.

A summary of warrants issued, exercised and expired for the nine months ended September 30, 2015 follows:

	Common Stock Purchase Warrants	Weighted-Average Exercise Price ($)	Weighted-Average Remaining Contractual Term
Outstanding at December 31, 2014	17,308,258	0.70	2.04
Granted	528,500	0.16	3.00
Exercised	—	—	—
Expired	(9,912,169)	1.00	—

Outstanding and exercisable at September 30, 2015	7,924,589	0.31	3.69

NOTE 9 – STOCKHOLDER’S EQUITY

Discount related to issuance of debt with warrants and allocated fair value to beneficial conversion feature

During the nine months ended September 30, 2015, the Company raised gross proceeds of $402,000 pursuant to the issuance of an Unsecured Redeemable Debenture Series F (the “Series F Debentures”) with detachable stock warrants. The Company allocated the value of the Series F Debentures and the warrants based on their relative fair values, which resulted in a discount to the carrying value of the Series F Debentures. As a result of the allocation a beneficial conversion feature was created totaling $274,122, which was recorded as a discount against the Series F Debentures, with an offsetting entry to additional paid-in-capital. The discounts are being amortized into interest expense over the term of the Series F Debentures.

TRUNITY HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – POTENTIALLY DILUTIVE SECURITIES

Options, warrants and convertible debt were all considered anti-dilutive for the nine months ended September 30, 2015 and 2014 due to net losses that the Company reported. The following table sets forth the securities that were not included in the diluted net loss per share calculation because their effect was anti-dilutive as of the periods presented:

	Nine Months Ended
	September 30, 2015	September 30, 2014

Options	6,855,766	6,685,766
Warrants	7,924,589	14,859,012
Convertible Debt and Accrued Interest	29,830,639	6,629,100

Total Potentially Dilutive Securities	44,610,994	28,173,878

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Leases

On August 9, 2013, the Company commenced a lease for 8,713 square feet for its former corporate offices located in Portsmouth, New Hampshire which had a five-year term ending on September 8, 2018. The monthly rental payments for the first year were $10,165 per month and were scheduled to increase on each anniversary at a rate of 3% per annum. The Company was required to pay its proportionate share of the building’s common area maintenance (“CAM”), real estate taxes, utilities serving the premises and the cost of premises janitorial service estimated to be $5,210 on a monthly basis.

On August 11, 2014, the landlord declared the Company in default based on its failure to pay rent and other charges due since July 2014. The Company vacated the premises on August 22, 2014, and moved its office to smaller, less expensive premises in the neighboring area. Past due amounts owed on the lease through the date of surrender of the premises total approximately $51,000. Total payments from the date of surrender through the end of the lease would be approximately $900,000 if the space was not occupied however on January 1, 2015 the space was leased to a new tenant controlled by the former CEO thereby mitigating the liability to the Company. The Company is attempting to negotiate a settlement of the lease with the landlord based on an offset for the fair market rental value of the premises and a discount to present value, as well as a discount based on the Company’s precarious financial condition. In addition, the Company has accrued all past due amounts fully and an additional amount based on an offer of settlement presented to the landlord. There can be no assurance that settlement of this lease will not have a material adverse effect on the Company. No legal demands have been filed by either party.

In April 2015, the Company executed a lease that commenced on May 1, 2015 for office space located in Davie, Florida. The lease has monthly payments of $954 per month for a nine-month term and has an option to extend for another nine-month term.

NOTE 12 – SUBSEQUENT EVENTS

During the fourth quarter of 2015, $83,000 of the Series F Debentures matured without payment creating an event of default. Consequently the aggregate principal amount of these debentures plus accrued interest is convertible into Common Stock at .03 per share.

As of November 23 2015, the Debentures were convertible into an aggregate of 276,667 shares. The Company is in discussion with the Debenture Holders and no notices of conversion of these debentures have been received as of November 23, 2015. See Note 5 for the terms of the Series F Debentures.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate sufficient cash to satisfy its needs for operations. At September 30, 2015, we had negative working capital of $4,001,237 as compared to negative working capital of $3,071,463 at December 31, 2014. Based on these factors, these conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Our current assets at September 30, 2015 totaled $51,905 in cash and $37,000 accounts receivable, which compared to $14,119 in cash and $3,020 in accounts receivable at December 31, 2014. Our current liabilities of $4,216,307 at September 30, 2015 and $3,229,093 at December 31, 2014 included accounts payables, notes payable – related parties, accrued interest, professional fees and vacation expense and amounts owed to shareholders for working capital loans, convertible note payables and deferred revenue.

Net cash used in operating activities was $274,317 for the nine months ended September 30, 2015, as compared to $1,301,212 for the nine months ended September 30, 2014. Working capital changes consumed cash of $482,986 for the current period compared to $424,841 for the nine months ended September 30, 2014. The increase was mainly attributed to the increase in interest expense as a result of the default rates for servicing of the debt. In addition, our net loss was impacted by non-cash expenses related to depreciation and amortization, stock-based compensation and accounting for accretion for debt discounts and issuance costs, as well as accounting for the loss on debt extinguishment for our debentures and convertible debt.

Net cash used in investing activities was $90,897 for the nine months ended September 30, 2015, as compared to net cash used of $491,772 for the same nine months in 2014. The reduction in net cash used in our investing activities was largely due to the fact that we have completed much of the development on the next generation Trunity eLearning Platform and expect to have a full commercial launch of Version 3.0 in the beginning of 2016.

Net cash provided by financing activities for the nine months ended September 30, 2015 was $403,000 as compared to $990,009 for the nine months ended September 30, 2014. This decrease was due to more proceeds being raised from the sale of common stock and issuance of debentures in the first and second quarter of 2014.

We have concluded that, notwithstanding a substantial increase in sales of its products and services in recent months, particularly in international markets, we will not be able to implement its business plan unless it is able to promptly (i) substantially reduce its debt burden, which is now over $4 million, including accounts payable, debenture obligations and other commitments, most of which are past due, and (ii) raise substantial additional capital. Further, we concluded that the our education technology business (the “Trunity Business”) will be best developed through a privately held company, without the additional cost and complexity associated with operating as a public company.

Consistent with these goals, on November 11, 2015, we entered into a nonbinding letter of intent (“LOI”) with Newco4Pharmacy LLC, a Georgia limited liability company (“N4P"). Under the terms of the LOI, we would acquire 100% of the membership interests of N4P in exchange for newly authorized preferred stock, which would be issued to the N4P members and be convertible at the election of the holders into a number of shares of common stock of the Company equal to 85–90% (depending on the ultimate level of debt conversion) of the shares outstanding at the time (the “Acquisition”). We will acquire all of the goodwill and underlying business plan of N4P, which contemplates a rollup of businesses in the compounding pharmacy industry, including all potential acquisition documents. A condition of the closing of the Acquisition is conversion of at least 90% of the our debts (other than liability to professionals) into equity at a price of $.03 per share. Shortly after closing of the N4P Acquisition, the Trunity Business would be spun out to a separate privately held company (“New Trunity”) owned by the legacy Trunity shareholders (including those who acquired shares by debt conversion) proportionate to their shares of Trunity (the “Spin Out”). Following the Acquisition,we principally would be owned and managed by the former N4P members, will retain responsibility for paying certain of the our debts. The remaining debts will be the responsibility of New Trunity following the Spin Out.

As of the date of this Report, the majority of the our debt holders have agreed to convert their debts into common stock conditioned upon closing of the Acquisition. We believe that the Acquisition will be closed by mid-December 2015; however, there can be no assurance that this will occur. Regardless of whether or not the Acquisition is consummated, we will need to raise substantial capital in the coming weeks in order to continue operations; however, there could be no assurance that this capital will be available on terms acceptable to us or at all.

We do not have any commitments for capital expenditures during the next 12 months nor do we have any committed external sources of capital. We do not believe our working capital is sufficient to fund our operations and permit us to satisfy our obligations as they become due and as a result we may not be able to continue operations. We have continued to expand our business and our expenses are much greater than revenues despite our focused cost-control efforts. Even if we are successful in substantially increasing our revenues from expected sales, we will still need to raise substantial additional working capital. We do not have any firm commitments to provide the additional capital which is needed and there are no assurances that we will be able to secure capital on terms acceptable to us, if at all. Our ability to significantly increase our revenues and successfully raise additional working capital is key to our ability to continue as a going concern. If we are not successful in both of these efforts, we may be forced to significantly curtail or cease our operations.

EXHIBIT D - FORM 8K FILED ON DECEMBER 15, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2015

TRUNITY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53601	87-0496850
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

12555 Orange Drive

Davie, Florida 33330

(Address of principal executive offices, including zip code)

(866) 723-4114

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “Trunity Holdings,” “Trunity,” the “Company, ”us,” “our” or “we” are to Trunity Holdings, Inc.

Item 1.01 Entry into a Material Definitive Agreement.

On December 9, 2015, the Company entered into a Securities Exchange Agreement (the “Agreement”) with Newco4Pharmacy, LLC, a Georgia limited liability company (“N4P”). Pursuant to the terms of the Agreement, the Company acquired 100% of the membership interests of N4P in exchange for newly authorized preferred stock, which will be issued to the N4P members and be convertible into a number of shares of common stock of the Company equal to approximately 90% of the shares outstanding at the time (the “Acquisition”). Per the Agreement, the Company will acquire all of the assets, goodwill and the business plan of N4P, including a letter of intent for a potential acquisition.

N4P’s business plan contemplates a roll-up of businesses in the compounding pharmacy industry. The plan envisions multiple acquisitions of businesses who have traditionally operated locally, but who have specialty formulations that may have a larger market, nationally or internationally, with a significant sales and marketing presence. N4P also intends to seek compounding pharmacies that serve the veterinary markets, as well as for humans. To achieve its goals, it intends to acquire a number of pharmacies across the US with the eventual objective of establishing a national online pharmacy. The online pharmacy will be named, True Nature Pharmacy and will be a wholly owned subsidiary, which will sell the product mix nationally through online and mail order marketing distribution channels. Lastly, N4P intends to change the name of the Company to True Nature Holdings, Inc., but will maintain the current stock symbol, TNTY.

A condition of the closing of the Acquisition was conversion of at least 90% of the Company’s debts into equity at a price of $.03 per share. It has received commitments from a majority of the debt holders to complete this conversion, and is in the process of communicating with the remaining debt holders. After conversion of debts, there will be approximately 190 million shares outstanding, with the debt holders receiving around 70% of outstanding shares issued, and existing equity holders having around 30% shares outstanding. All of these shareholders will be subject to the effect of a planned restructuring of Trunity’s equity, to include a reverse split of the common stock in a range that is estimated to be approximately 19 to 1, such that when completed each holder of 19 shares will have one outstanding share and total shares outstanding for the Company will be approximately 12,000,000. As the restructuring plan is implemented over the next few weeks, details regarding the conversions will be communicated.

The foregoing description of the Agreement is qualified in its entirety by reference to the Securities Exchange Agreement attached hereto as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Shortly after closing of the Acquisition, pursuant to the Agreement, the Company’s legacy business, which is currently held in a wholly owned subsidiary, will be spun out into a separate privately held company (“New Trunity”) owned by the legacy Trunity shareholders (including those who acquired shares by debt conversion) proportionate to their shares of Trunity (the “Spin Out”). The N4P holders will not participate in the ownership of the Spin Out and each shareholder of the Company on the effective date will receive one share of the Spin-Out, or a pro-rata percentage depending on the ultimate share structure adopted by the Spin-Out.

Following the Acquisition, Nicole Fernandez-McGovern, the Company’s Chief Executive Officer will resign from her current position in order to allow the new owners, N4P, to manage the Company as they will retain the responsibility for paying certain of its debts. Ms. Fernandez-McGovern will remain as the Chief Executive Officer of the operating subsidiary that is intended to be spun out and any remaining debts of the operating subsidiary will be the responsibility of New Trunity following the Spin Out.

In conjunction with the Spin Out, the Company intends to a) reduce its shares outstanding through a reverse split of its common stock, estimated at 19 to one, depending on the amount of debt converted into stock, and b) increase its authorized shares to 500 million common, and 100 million shares of preferred, with the rights of the preferred stock to be established at the discretion of the Board of Directors. Upon completion, the Company intends to have approximately 12,000,000 shares outstanding, with N4P holders owning 10,000,000 upon conversion of the Preferred X issued to it in the acquisition, and the legacy shareholders (along with the converting debt holders) owning not less than 1,000,000, and as much as 1,750,000 common shares, with the final number to be determined based on the amount of debt converted. Final details will be published in subsequent Form 8k filings as these actions are completed.

The Board of Directors of the Company (the “Board”) believes the Acquisition and the Spin Out are in the best interest of the stockholders and the creditors of the Company. While considering the approval of the Acquisition and the Spin Out, the Board considered the following factors:

•	The Company currently had over $4 million in debt obligations, including accounts payable, debenture obligations and other commitments, many of which are, or soon will, be in default. As such, the Board considered the need to address the interests of these creditors and their ability to enforce rights that could result in material adverse consequences to the Company;

•	The Board, after making substantial efforts to raise capital over many months, was unable to find the funding needed to continue to operate the legacy Trunity business, and believed that no such funding could be secured until the Company substantially improved its balance sheet, primarily by a sizable reduction in its debt obligations;

•	The Board, after a review of the Company’s business plan and expenses, current and projected, concluded that operating the Company as a public company, with the associated accounting, legal and administrative expenses, would make it difficult to allow it to achieve profitably or repay its obligations to creditors;

•	The other financing options considered by the Board did not result in letters of intent or viable offers primarily because of the financial condition of the Company;

•	The N4P Acquisition and Spin Out plan was approved by the majority of the Company’s creditors and allows the stockholders of the Company the opportunity to continue to benefit from the legacy Trunity business activity as owners of the private entity while also participating in the value proposition associated with the N4P business plan and acquisition strategy that will hold the business going forward.

The Board considered these and other factors when considering the Transaction and the Spin Out. There can be no assurance that the Spin Out will be completed successfully, or that the legacy Trunity business will be more successful without the costs associated with being a public company. In addition, Newco4Pharmacy, LLC does not have an operating history, and there can be no assurance that it will be able to successfully implement its business plan, execute the planned acquisitions or operate profitably.

Accounting Treatment of the Transaction

Notwithstanding the fact that the Company was the legal acquirer under the Transaction and remains the registrant for Securities and Exchange Commission ("SEC") reporting purposes, N4P is considered the accounting acquirer.  Thus, the Transaction will be accounted for in accordance with the acquisition method of accounting.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The Transaction was completed on December 9, 2015. No Company stockholder approval was required by Delaware law or other rules or regulations. The information set forth in Item 1.01 above is hereby incorporated by reference.

Item 3.02 Unregistered Sales of Equity Securities.

As described in Item 1.01 above, pursuant to the Securities Exchange Agreement, the Company issued shares of Series X Preferred Stock to the Newco4Pharmacy, LLC unit holders. The offer and sale of the shares of Series X Preferred Stock in connection with the Securities Exchange Agreement were made in reliance on an exemption from registration under the Securities Act, pursuant to Section 4(2) thereof. The terms of the Series X Preferred Stock are set forth in Item 5.03 below.

Item 5.01 Changes in Control of Registrant.

Upon the closing of the Transaction, a change of control of the Company occurred, with Newco4Pharmacy acquiring shares that resulted in control of the Company by NewCo4Pharmacy members. As of December 10, 2015 and after giving effect to the Transaction, Newco4Pharmacy held approximately 90% of the outstanding voting rights of the Company’s capital stock, though this percentage may be reduced to 85% if all debt holders of the Company and its operating subsidiary were to convert into common stock at $.03 per share.

Item 5.02 Election of Directors; Appointment of Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Executive Officers

On December 9, 2015, Stephen Keaveney became the Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer

Mr. Keaveney is a career executive working in entrepreneurial organizations experiencing high growth or change. From August 2014 to present, Mr. Keaveney was the Chief Financial Officer of Connectivity Wireless. From March 2013 to April 2014, Mr. Keaveney was CFO of Innotrac Corporation, a $125 million rapidly growing ecommerce fulfillment business (NASDAQ: INOC). While at Innotrac, Mr. Keaveney helped engineer the $114 million take private leveraged buy-out. Prior to that, from September 2010 to March 2013, Mr. Keaveney was the Chief Financial Officer of BeavEx, Inc., a $300 million Logistics business, with 5,000 drivers in 100 locations serving 47 states. While there, Mr. Keaveney led a restructuring of the business changing IT strategy, bonus structures, financial reporting and budgeting to increase EBITDA from $4M to $10M EBITDA. BeavEx achieved a successful exit for the founder selling to a private equity buyer. Mr. Keaveney secured $45M of debt financing and completed four acquisitions growing revenue by 50%.

He began his career working in his family cable television business. He worked with Deloitte in NYC and earned a CPA and MBA. Spending 16 years of his career in Europe, Keaveney was one of the Founders of Cable Management Ireland (CMI). CMI rolled up 28 cable television businesses and exited through a successful trade sale to Liberty Media for $100 million after 10 years of building the business. CMI employed 150 people, was backed by Advent International.

Mr. Keaveney was a founder of eTel Group, a private equity backed rollup that acquired 13 telecom businesses in Eastern Europe and exited through a trade sale to Telecom Austria for $130 million. Mr. Keaveney managed the fundraising of $175 million of equity for Airtricity, a successful European renewable energy business, which exited through a trade sale to SSE and Eon for $4.2 Billion.

He resides in Atlanta and holds an MBA in Finance from Pepperdine University (1989), a BA in Accounting from Villanova University (1986) and is a Certified Public Accountant (CPA) in the State of Pennsylvania.

Consulting Agreement

On December 1, 2015, N4P entered into a consulting agreement with Stephen Keaveney to provide Chief Executive Officer services to N4P. The consulting agreement has a term of twelve months and provides for compensation of $10,000 per month. The Company has agreed to assume the obligations associated with this consulting agreement as compensation for Mr. Keaveney until such time as the new Board of Directors can consider a new agreement. The consulting agreement is attached hereto as Exhibit 10.2 to this Form 8-K and incorporated herein by reference.

(d) Board of Directors

Pursuant to the Securities Exchange Agreement, each of the following former members of the Board will continue to serve on the Board (in the now indicated classes of the Board):

Richard H. Davis, 58; and

Ivan Berkowitz, 68

Pursuant to the Securities Exchange Agreement and as a result of Board action on December 9, 2015, the following individuals were appointed to the Board:

Steven Keaveney, 51;

Jeff S. Cosman, 44; and

William L. Ross, Ph.D., 69

Messrs. Cosman and Ross will not receive compensation for their services on the Board of Directors at this time. Their biographies are set forth below.

Jeff S. Cosman, Director

Mr. Cosman joined the Board on December 9, 2015. He has more than 10 years’ experience in the solid waste industry from local operations up to corporate accounting and finance.

From December 2010 to May 2015, Mr. Cosman was the Founder of Legacy Waste Solutions, LLC. From May 2014 to Present, Mr. Cosman is the CEO and Chairman of Meridian Waste Management, (Ticker: MRDN). Mr. Cosman has a history of entrepreneurial adventures starting with Market Street Capital, JC Waste Solutions, Legacy Waste Solutions and Dynamic Molecular Solutions. In 2010, Mr. Cosman began formally working on creating mobile apps with the development of cConnects.

Mr. Cosman holds a B.B.A. in Managerial Finance and Banking & Finance, as well as a Bachelors of Accountancy from the University of Mississippi. Mr. Cosman was drafted by the New York Mets and played professional baseball in the minor leagues from 1993-1996. From February 1997 to February 1999, Jeff Cosman played an active role in the consolidation efforts when Republic Services acquired 168 companies in 30 months, going from $500MM in Revenue to over $2.1BN.

William L. Ross, Ph.D.

Dr. Ross joined the Board on December 9, 2015. Dr. Ross currently serves as a Consultant to various client companies. He has served as an advisor to corporations with regard to staffing, conflict resolution and has provided training on corporate development. Over the last 40 years he ran a professional multidisciplinary mental health practice. He has been a licensed psychologist for the past 35 years, including service with the US Health Service, and the Department of Defense, providing consulting services to soldiers and their families as a Military Family Life Consultant from 2008 to 2012. He has authored numerous online courses related to Social and Emotional Learning (SEL), and has advised investors, including both publicly traded and not-for-profit entities, on potential acquisitions and mergers. He completed a bachelor’s degree in psychology from Miami University of Ohio in 1967; he received a master’s degree in psychology from Howard University in 1969, and a PhD in psychology in 1977.

Item 5.03 Amendment to Articles of Incorporation.

Certificate of Designation - Series X Preferred Stock

On December 10, 2015, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designation of Series X Preferred Stock designating 1,000 shares of Series X Preferred Stock.

Rank. With respect to the distribution of assets upon liquidation, dissolution or winding up of the Company, the Series X Preferred Stock ranks pari passu with the Company’s Common Stock.

Dividends. The Company may not declare, pay, or set aside for payment any dividend payable in cash, property, or evidences of indebtedness, on shares of common stock unless and until the Company shall have declared and paid a dividend on the Series X Preferred Stock in an amount at least equal to an amount at least equal to the product of (A) the amount proposed to be paid in common stock, multiplied by (B) the Series X Preferred Stock conversion rate.

Voting Rights. Except for certain matters delineated in the Certificate of Designation, Holders of Series X Preferred Stock shall vote together with holders of common stock as a single class on all matters submitted for consideration by holders of voting securities. Each share of Series X Preferred Stock shall entitle the holder thereof to a number of votes equal to the conversion rate, rounded to the next highest share. The conversion rate will allow the Series X Preferred Stock holders to control approximately 90% of the vote of the Company.

It is expected that all of the Series X Preferred Stockholders will convert their shares into common stock upon the filing of an Amended Certificate of Incorporation which will, among other things, increase the number of authorized shares of the Company to permit the conversion. The Company believes this will occur prior to December 31, 2015. The foregoing description of the Series X Preferred Stock is qualified in its entirety by reference to the Series X Certificate of Designation attached hereto as Exhibit 3.1 to this Form 8-K and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On December 14, 2015 the Company issued a press release outlining the actions taken to restructure the Company, generally as described in this filing. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The financial statements required by this Item are not being filed herewith. To the extent such information is required by this Item, it will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d) The following exhibits are filed with this report:

Exhibit Number                                           Description

3.1	Certificate of Designation

10.1	Securities Exchange Agreement, dated December 9, 2015, between the Company and members of Newco4Pharmacy, LLC.

10.2	Consulting Agreement, dated December 1, 2015, between Newco4Pharmacy, LLC and Steven Keaveney.

99.1	Press Release of Trunity Holding, Inc., dated December 15, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUNITY HOLDINGS, INC.

Date: December 15, 2015	By:	/s/ Stephen Keaveney
Stephen Keaveney Chief Executive Officer & Chief Financial Officer

EXHIBIT E - FORM 8K FILED ON DECEMBER 21, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2015

TRUNITY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53601	87-0496850
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

12555 Orange Drive

Davie, Florida 33330

(Address of principal executive offices, including zip code)

(866) 723-4114

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TRUNITY HOLDINGS, INC. UPDATE ON PRIOR ANNOUNCEMENTS

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “Trunity Holdings,” “Trunity,” the “Company, ”us,” “our” or “we” are to Trunity Holdings, Inc.

Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2015 the Company filed a Form 8k in which it disclosed a series of events, including an acquisition, a planned change in the capital structure of the Company, and a planned spin-out of its operating subsidiary and related educational solution business and assets to its shareholders of record as of December 18, 2015. This filing updates shareholders on those events.

On December 9, 2015, the Company entered into a Securities Exchange Agreement (the “Agreement”) with Newco4Pharmacy, LLC, a Georgia limited liability company (“N4P”). Pursuant to the terms of the Agreement, the Company acquired 100% of the membership interests of N4P in exchange for newly authorized preferred stock, which will be issued to the N4P members and be convertible into a number of shares of common stock of the Company equal to approximately 90% of the shares outstanding (the “Acquisition”). Per the Agreement, the Company has acquired all of the assets, goodwill and the business plan of N4P, including a letter of intent for a planned acquisition.

The Company, and the former shareholders of N4P, with the approval of the Board of Directors, have agreed to modify the terms to provide that N4P members shall convert its Preferred X stock into 10,000,000 shares of common stock, and that number shall be equal to 85% of the shares outstanding, with the balance of 15% to be allocated to the shareholders of record on December 18, 2015 including those debt holders who have agreed to convert their debt into stock, as well as shares allocated to the spin out. No conversion of the Preferred X shall occur until the completion of the spin out and the conversion of debt and related share issuance. This increases the amount and percentage of shares to legacy shareholders, and debt holders who agreed to convert, from 10%, to 15%.

Another provision of the Agreement was a requirement that at least 90% of the debts of the Company be converted into equity at $.03 per share. This condition has been waived by the N4P holders. Of the original $4,036,227 debts it had before the conversion began, only $1,368,637, remain with $600,426 at the public, holding company level, and $768,211 attributable to the obligations of the holding company, 34% of the total original debt before the debt conversion effort began.

As of December 18, 2015, including existing equity holders of 63,628,821 (36% of the total), and 114,526,684 shares (64% of the total) allocated to the conversion of debt of the public holding company, and for the obligations of the operating subsidiary in the spin out, there will be 178,155,505 shares outstanding immediately prior to the spin out. In addition, if exercised, there would be an additional 7,924,589 shares underlying previously issued warrants, and 6,855,766 shares attributable to previously issued stock options. The warrants and options in place will remain, and will not be canceled, though they will be modified as a result of the restructuring in share number and strike price, along with all other equity and debt instruments of the Company upon completion of the announced restructuring.

The shareholders of record as of December 18, 2015 shall receive a pro-rata interest in the spin out. All shareholders immediately before completion of the restructuring will own a pro-rata share of 15% of the restructured public company shares, after giving effect to the conversion of the Preferred X owned by the N4P holders as a result of the acquisition of N4P by the Company.

As of the close of business on December 18, 2015, within the obligations of the public, holding company, a total of $2,251,052 of the Company’s debenture and note holders have converted, for a total of 75,035,067 shares issued. This leaves only $600,426 of payables at the public holding company level, and the Company believes it will be able to rework, or convert, those debts at a later time.

As of the close of business on December 18, 2015, within the educational solutions business operating subsidiary that be spun-out, a total of $416,538 of the obligations have been converted, for a total of 13,884,600 shares issued. This leaves $768,211 of obligations remaining at the operating level. Conversions of debt at the operating subsidiary level are continuing to be discussed, and if all were to convert 25,607,018 additional shares would be issued. The Company has decided to issue the remaining shares allocated for conversion of the debts to the operating subsidiary as if all the debt had converted. This should better position the subsidiary to be better able to operate after the spin out into a private company.

 2

After conversion of debts at the public holding company and the operating subsidiary, and the allocation of shares to the operating subsidiary, subject to the spin out, there will be 178,155,505 million shares outstanding, before the conversion of the Preferred X, or the effect of the restructuring. These shareholders will be subject to the effect of the announced restructuring of all of the Company’s debt and equity instruments, to include a reverse split of the common stock of 100.93 to 1, such that each holder of 101 shares will have one outstanding share, and total shares outstanding for the Company will be 11,765,000. Also all fractional shares will be rounded up to the next whole number of shares and the shares will be in addition to the 11,765,000 shares described herein.

The total outstanding share count will include 10,000,000 shares owned by N4P’s former members, and 1,765,000 shares that the legacy shareholders of the public company will own, including legacy equity holders in the public company, those debt holders in the public company who have agreed to convert, and the shares allocated to conversion of debt, and recapitalization of the operating subsidiary upon its spin out into a private company. This will complete the agreed upon share exchange such that the N4P holders will own 85% of the shares and the legacy holders will own 15%.We intend to complete the restructuring as of December 30, 2015, or at the earliest possible date thereafter, subject to regulatory approval.

The holders of previously issued warrants and options will be notified of the effect of the restructuring and the reverse split.

The ownership of the spin out company containing the operations and assets of the educational solutions business shall be the same as the ownership of the public company immediately prior to the spin out and the conversion of the Preferred X owned by the N4P members. N4P’s former members will not participate in this ownership. The spin out will have 10,000,000 shares outstanding at the time of the spin out, and the allocation of shares will be 17.82 shares issued for every one share in the public company held immediately before the spin out. Also all fractional shares will be rounded up to the next whole number of shares and the shares will be in addition to the 11,765,000 shares described herein.

Shares in the spin out will be issued to those holders of record as of December 18, 2015, as soon as practical after the spin out. The Company intends to complete the spin out on December 30, 2015, or at the earliest possible date thereafter, subject to regulatory approval.

Subject to regulatory approval, the restructured public company will be named True Nature Holdings, Inc., and will consist of 500,000,000 authorized common shares, and 100,000,000 shares of preferred stock authorized. There will be 11,765,000 shares of common stock issued and outstanding as of the completion of the restructuring, and no shares of preferred stock will be issued. It is a Delaware “C” corporation. Its offices are located at 1355 Peachtree Street, Suite 1150, Atlanta, Georgia 30309, Georgia and its Chairman and CEO is Stephen Keaveney.

The spin out company will be named Trunity, Inc., a Florida “C” corporation, and it will have 100,000,000 authorized common shares and 10,000,000 shares of preferred stock authorized. There will be 10,000,000 shares of common stock outstanding at the time of the spin out, and no preferred shares issued. The issued shares will be allocated to the legacy equity owners of the public company, including those who converted their debt, as of the record date, December 18, 2015 and with the shares allocated for conversion of its debts, as if already converted, but reserved for such use. Its offices are located at Davie, Florida, and its CEO is Nicole Fernandez-McGovern.

After the spin out there will be no relationship between the public company and the spin out.

Item 5.01 Changes in Control of Registrant.

Upon the closing of the Transaction, a change of control of the Company occurred, with N4P acquiring shares that resulted in control of the Company by N4P members. As of December 10, 2015 and after giving effect to the Transaction, and the modifications described herein, Newco4Pharmacy now has 85% of the outstanding voting rights of the Company, and the legacy shareholders have 15%.

Item 7.01 Regulation FD Disclosure.

On December 17, 2015 the Company issued a press release outlining the actions taken to restructure the Company, generally as described in this filing. On December 21, it issued a press release further describing its actions. A copy of the Company’s press releases is attached hereto as Exhibit 99.1 and Exhibit 99.2.

 3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUNITY HOLDINGS, INC.

Date: December 21, 2015	By:	/s/ Stephen Keaveney
Stephen Keaveney Chief Executive Officer & Chief Financial Officer

 4

EXHIBIT F - FORM OF DEBT CONVERSION USED IN DEBT CONVERSION EFFORT

2015 Conversion Agreement AND RESTRUCTURING PLAN

Trunity Holdings, Inc.

November 25, 2015

Re: Conversion of Debt and or Debenture

Ladies and Gentlemen:

You have informed me that Trunity Holdings, Inc. (the “Company”, “TNTY”) intends to implement a restructuring plan (the “2015 Restructuring Plan”) that includes the following steps:

A) The Company intends to acquire the assets and ownership interests of Newco4Pharmacy, LLC (the “Seller”, or “Newco”) for 1,000 shares of Series X Preferred Stock (the “Acquisition”);

B) we also intend to move all the current business operations and assets out of the Company (known as a “spin-out”) to a private company (“AssetCo”, for the purpose of this agreement), and all of the shareholders, including newly issued shares from the conversion of debts, will own the AssetCo on a pro-rata basis with their share of ownership in the Company, immediately prior to the spin-out, and;

C) the Company’s capital structure will be restructured so that upon conversion of the Preferred X, the existing shareholders will have at least 10% of the shares of the Company, and under certain conditions as much as 15% of the shares of the Company, after the restructuring, and immediately before the spin-out.

I understand that the closing of the Acquisition of Newco is anticipated to occur on November 30, 2015 (the “Closing Date”) or soon thereafter as possible, upon agreement by the above parties. The spin-out of AssetCo, and conversion of the Series X Preferred Stock, is expected to occur by December 31, 2015, subject to regulatory and other approvals.

You have further advised me that Seller has conditioned the closing of the Acquisition upon: (a) the conversion of all or substantially all outstanding debt and/or debentures into approximately ______ shares of common stock of the Company immediately following the Acquisition and (b) the transfer, prior to the Acquisition, of all assets and rights of the Company into a newly organized subsidiary of the Company AssetCo. To induce the Seller to complete the Acquisition, the undersigned, [Insert full name of entity executing conversion agreement](“Holder”), is irrevocably (i) executing and delivering this Conversion Agreement to the Company for the purpose of converting any and all of the debt and/or debentures held by Holder into common stock of the Company and common stock of AssetCo on and subject to the terms and conditions of this Conversion Agreement and (ii) releasing any and all claims Holder may have against the Company through the date hereof.

Holder has previously entered into a Debenture Agreement dated November __, 2015, by and between the Company and Holder (the “Debenture Agreement”).

Effective on the anticipated Closing Date of November 30, 2015, $___________ principal owed by the Company to Holder and all accrued and unpaid interest thereon will be converted into solely the right to receive upon delivery of [________] shares of the Company’s common stock and upon completion of the spin out transaction pro-rata shares of AssetCo’s common stock (the “Conversion Shares”). In the event the closing of the Acquisition occurs after the Closing Date, no additional interest shall accrue under the subject debt instruments and no change shall be made in the number of Conversion Shares issued to Holder.

Holder agrees to accept delivery of the Conversion Shares in full payment, accord, and satisfaction of the debenture and/or debt and all obligations of the Company due to Holder under the Transaction Documents or otherwise. Holder acknowledges and agrees that upon delivery of the Conversion Shares: (i) the Company will no longer be indebted to Holder, (ii) the Company will have no further obligations to Holder under the Transaction Documents, and (iii) that each of the Transaction Documents will be terminated and of no further force and effect.

Holder also agrees to approve the implementation and completion of the restructuring plan as described, and that the shares issued as a result of this conversion of debt will be voted in favor of the restructuring in any shareholder vote, or proxy.

Effective upon delivery of the Conversion Shares, Holder releases, acquits, and forever discharges the Company, and its past, present, and future officers, directors, partners, agents, employees, attorneys, heirs, successors, assigns, parents, subsidiaries, affiliates, and representatives (collectively, the “Releasees”) of and from any and all actions, causes of action, claims, suits, damages, judgments, and demands whatsoever in law and/or equity, known or unknown, accrued or unaccrued, suspected or unsuspected, fixed or contingent, liquidated or unliquidated, matured or unmatured, developed or undeveloped, discoverable or undiscoverable, which Holder had, now has, or may later have or claim to have, against the Releasees, or any of them, involving or arising out of any act or failure to act, or any transaction, event, circumstance, occurrence, or state of facts, which existed, occurred, or transpired, or which is alleged to have existed, occurred, or transpired, at any time from the beginning of time through and including the Closing Date, including without limitation, all matters arising out of or related to the offer, sale, and issuance of the Conversion Shares, the Transaction Documents, this Conversion Agreement, and all other matters whatsoever which have or allegedly have occurred or transpired at any time from the beginning of time through and including the Closing Date, excluding only the rights of Holder to receive the securities as provided pursuant to this Conversion Agreement.

Holder agrees to execute and deliver such other documents and instruments to evidence the termination of the obligations under the Transaction Documents, without any additional consideration therefor, as the Company may reasonably request.

[INSERT FULL NAME OF HOLDER]

By:
Name:
Title:

EXHIBIT G - FORM OF DEBT ASSIGNMENT

AGREEMENT FOR ASSISNGMENT OF DEBT

On this 31st day of December, 2015, the following parties enter into this agreement calling for the assignment of debt, between the following parties:

Whereas the COMPANY is Trunity Holdings, Inc., and the operating subsidiary is Trunity Inc., and both are Delaware corporations;

Whereas, the person, individual, or corporate entity, (the “VENDOR”) is:

NAME

ADDRESS

CITY, STATE ZIP

COUNTY

Whereas the VENDOR agrees that $ is owed as of this date, including all fees, interest, or other costs as referenced on the attached schedule of debt. The obligation may currently be owed by Trunity Holdings, Inc. (OTC:TNTY), a Delaware corporation, or by its operating subsidiary, Trunity Inc., which is also a Delaware corporation. The VENDOR hereby agrees to allow the obligation of the COMPANY to be assigned, without exception or any conditions, to the newly formed corporation, Trunity Inc., a Florida corporation, and acknowledges that all obligations to pay the debt shall rest solely with Trunity, Inc., a Florida corporation. The VENDOR fully releases the COMPANY, whether it is Trunity Holdings, Inc., or the operating subsidiary, Trunity, Inc., both Delaware corporations, from any and all obligations as a result of the debt.

And the parties fully acknowledge that Trunity Holdings, Inc. has announced plans for a restructuring of its operations, and structure, to include a spin out its educational business assets and operations from its holding company and its operating subsidiary, into a newly formed corporation, Trunity, Inc., a Florida corporation.

The VENDOR agrees that it has read the Company’s form 10Q for the period ending 9/30/2015, which can be found at: http://www.sec.gov/Archives/edgar/data/802257/000157570515000072/tnty_3q15.htm and specifically is aware of the following language found in the liquidity section of the report:

Liquidity and Capital Resources

We have concluded that, notwithstanding a substantial increase in sales of its products and services in recent months, particularly in international markets, we will not be able to implement its business plan unless it is able to promptly (i) substantially reduce its debt burden, which is now over $4 million, including accounts payable, debenture obligations and other commitments, most of which are past due, and (ii) raise substantial additional capital. Further, we concluded that our education technology business (the “Trunity Business”) will be best developed through a privately held company, without the additional cost and complexity associated with operating as a public company.

Consistent with these goals, on November 11, 2015, we entered into a nonbinding letter of intent (“LOI”) with Newco4Pharmacy LLC; a Georgia limited liability company (“N4P”). Under the terms of the LOI, we would acquire 100% of the membership interests of N4P in exchange for newly authorized preferred stock, which would be issued to the N4P members and be convertible at the election of the holders into a number of shares of common stock of the Company equal to 85–90% (depending on the ultimate level of debt conversion) of the shares outstanding at the time (the “Acquisition”). We will acquire all of the goodwill and underlying business plan of N4P, which contemplates a rollup of businesses in the compounding pharmacy industry, including all potential acquisition documents. A condition of the closing of the Acquisition is conversion of at least 90% of our debts (other than liability to professionals) into equity at a price of $.03 per share. Shortly after closing of the N4P Acquisition, the Trunity Business would be spun out to a separate privately held company (“New Trunity”) owned by the legacy Trunity shareholders (including those who acquired shares by debt conversion) proportionate to their shares of Trunity (the “Spin Out”). Following the Acquisition, we principally would be owned and managed by the former N4P members, will retain responsibility for paying certain of our debts. The remaining debts will be the responsibility of New Trunity following the Spin Out.

As of the date of this Report, the majority of our debt holders have agreed to convert their debts into common stock conditioned upon closing of the Acquisition. We believe that the Acquisition will be closed by mid-December 2015; however, there can be no assurance that this will occur. Regardless of whether or not the Acquisition is consummated, we will need to raise substantial capital in the coming weeks in order to continue operations; however, there could be no assurance that this capital will be available on terms acceptable to us or at all.

We do not have any commitments for capital expenditures during the next 12 months nor do we have any committed external sources of capital. We do not believe our working capital is sufficient to fund our operations and permit us to satisfy our obligations as they become due and as a result we may not be able to continue operations. We have continued to expand our business and our expenses are much greater than revenues despite our focused cost-control efforts. Even if we are successful in substantially increasing our revenues from expected sales, we will still need to raise substantial additional working capital. We do not have any firm commitments to provide the additional capital which is needed and there are no assurances that we will be able to secure capital on terms acceptable to us, if at all. Our ability to significantly increase our revenues and successfully raise additional working capital is key to our ability to continue as a going concern. If we are not successful in both of these efforts, we may be forced to significantly curtail or cease our operations.

On December 15, 2015, the Company filed a Form 8k with the SEC, which can be found here: http://www.sec.gov/Archives/edgar/data/802257/000157570515000076/tnty_8k.htm. This document discussed the restructuring, including this language:

The Board of Directors of the Company (the “Board”) believes the Acquisition and the Spin Out are in the best interest of the stockholders and the creditors of the Company. While considering the approval of the Acquisition and the Spin Out, the Board considered the following factors:

●	The Company currently had over $4 million in debt obligations, including accounts payable, debenture obligations and other commitments, many of which are, or soon will, be in default. As such, the Board considered the need to address the interests of these creditors and their ability to enforce rights that could result in material adverse consequences to the Company;

●	The Board, after making substantial efforts to raise capital over many months, was unable to find the funding needed to continue to operate the legacy Trunity business, and believed that no such funding could be secured until the Company substantially improved its balance sheet, primarily by a sizable reduction in its debt obligations;

●	The Board, after a review of the Company’s business plan and expenses, current and projected, concluded that operating the Company as a public company, with the associated accounting, legal and administrative expenses, would make it difficult to allow it to achieve profitably or repay its obligations to creditors;

●	The other financing options considered by the Board did not result in letters of intent or viable offers primarily because of the financial condition of the Company;

●	The N4P Acquisition and Spin Out plan was approved by the majority of the Company’s creditors and allows the stockholders of the Company the opportunity to continue to benefit from the legacy Trunity business activity as owners of the private entity while also participating in the value proposition associated with the N4P business plan and acquisition strategy that will hold the business going forward.

The Board considered these and other factors when considering the Transaction and the Spin Out. There can be no assurance that the Spin Out will be completed successfully, or that the legacy Trunity business will be more successful without the costs associated with being a public company. In addition, Newco4Pharmacy, LLC does not have an operating history, and there can be no assurance that it will be able to successfully implement its business plan, execute the planned acquisitions or operate profitably.

The VENDOR hereby agrees to all provisions of this agreement, and agrees the signature below is a representative of the debt holder who has full authority to make this agreement, and that the VENDOR hereby holds the COMPANY, where it by Trunity Holdings, Inc., or the operating subsidiary, Trunity, Inc., which are both Delaware corporations, harmless from any costs or obligations from this agreement, or the underlying debt.

Signed this 31st day of December, 2015

FOR THE VENDOR:

VENDOR NAME

SIGNING AUTHORITY SIGNATURE

PRINT NAME OF SIGNER

FOR THE COMPANY:

STEPHEN KEAVENEY, CEO
TRUNITY HOLDINGS, INC. (A DELAWARE CORPORATION)

NICOLE FERNANDEZ-MCGOVERN
TRUNITY, INC. (A DELAWARE CORPORATION)

AND FOR THE ENTITY ACCEPTING RESPONSIBILITY THE OBLIGATION:

NICOLE FERNANDEZ- MCGOVERN
TRUNITY INC. (A FLORIDA CORPORATION)

EXHIBIT H - SCHEDULE OF PUBLIC COMPANY (HOLDING COMPANY) DEBT THAT CONVERTED INTO EQUITY

PAGE ONE OF TWO

Debenture Holder	Total Owned and Converted	Conversion Amount into shares
Series A
1841104 Ontario Ltd.	108,970.00	3,632,333
JA Development Inc.	26,915.00	897,167
Purling Holdings Ltd.	53,831.00	1,794,367
Forbes Anderson	16,149.00	538,300
Series B
Les Anderton	199,596.00	6,653,200
Series C
Stephen McKnight	136,880.00	4,562,667
Edward Gomez	136,880.00	4,562,667
Series D
WHI, Inc. Retirement Savings Plan Trust	30,713.00	1,023,767
Kenneth Block (New)	46,812.00	1,560,400
Kenneth Block (Original)	34,777.00	1,159,233
Kevin McGovern & Nicole Fernandez McGovern	40,621.00	1,354,033
Lewis Bingham	115,794.00	3,859,800
Lewis Bingham	51,540.00	1,718,000
Clay Dalton	6,900.00	230,000
Staci Cummings Trust	35,880.00	1,196,000
Staci Cummings IRA	82,800.00	2,760,000
Paul Anderson Trust	20,286.00	676,200
Diane Austin	13,554.00	451,800
Joakim F. Lindblom	104,032.00	3,467,733
Les Anderton	220,308.00	7,343,600

EXHIBIT H - SCHEDULE OF PUBLIC COMPANY (HOLDING COMPANY) DEBT THAT CONVERTED INTO EQUITY

PAGE TWO OF TWO

Debenture Holder	Total Owned and Converted	Conversion Amount into shares
Milena Naymark	32,529.00	1,084,300
Dennis and Verlene Palmer	20,520.00	684,000
Series E
LES V ANDERTON TRUST	62,750.00	2,091,667
KENNETH J BLOCK	62,400.00	2,080,000
GENIE LABORDE/THE GRIFFIN FAMILY TRUST	24,960.00	832,000
LES V ANDERTON TRUST	30,700.00	1,023,333
Series F
Kevin and Nicole McGovern	18,233.00	607,767
Kevin and Nicole McGovern	17,228.00	574,267
KENNETH J BLOCK	18,218.00	607,267
Neil Druks	29,563.00	985,433
Derek Zielin	23,650.00	788,333
Mitch Baruchowitz-IRA EQUITY TRUST COMPANY DBA	29,988.00	999,600
Mitch Baruchowitz HTDY	29,863.00	995,433
Les V Anderton Trust	33,922.00	1,130,733
Les V Anderton Trust	17,813.00	593,767
Les V Anderton Trust	37,840.00	1,261,333
Les V Anderton Trust	28,900.00	963,333
JAMES S OR SHIRLEY SALTZMAN	7,959.00	265,300
JAMES S OR SHIRLEY SALTZMAN	14,684.00	489,467
Furst Associates	22,700.00	756,667
FM Partners	13,620.00	454,000
Eagle Partners	9,080.00	302,667
Furst Associates	33,840.00	1,128,000
FM Partners	20,304.00	676,800
Eagle Partners	13,536.00	451,200
Larry Waldinger	14,112.00	470,400
Larry Waldinger	22,890.00	763,000
Larry Waldinger	11,105.00	370,167
Promissory Notes
Les Anderton	11,247.00	374,900
Ivan Berkowitz	11,416.00	380,533
Edward Gomez	28,499.00	949,967
Kevin McGovern & Nicole Fernandez McGovern	8,560.00	285,333
Interest on old Promissory note Kenny Block	2,685.00	89,500

TOTAL	$2,385,523.00	74,951,733

NOTE: THESE ARE UNAUDITED, AND ESTIMATES WITHOUT A REVIEW OF FINAL DOCUMENTS. ALL PARTIES AGREE TO PROVIDE A FINAL REVIEW AND MAKE ANY ADJUSTMENTS NEEDED WITHIN THE NEXT 60 DAYS SO THAT FINAL NUMBERS CAN BE INCORPORATED INTO AN AUDIT OF THE PUBLIC COMPANY.

EXHIBIT X - LIST OF LIABILITIES ASSUMED BY PUBCO

Schedule X - Debts Assumed by True Nature Holdings, Inc. (PUBCO)
Trunity
Holdings
Carlton Fields Attorney At Law	$228,292
NCSE (INCLUDES PARTIAL ALLOCATION FOR LITIGATION COSTS)	$105,511
Marcum LLP	$30,951
Cherry, Bekaert, & Holland, LLP	$26,720
Arol Buntzman	$8,836
Crone Kline Rinde LP	$5,445
VStock Transfer, LLC	$1,060
Remaining Two Debentures That Did Not Convert	$138,171
TOTAL	$544,986

NOTE: THESE ARE UNAUDITED, AND ESTIMATES WITHOUT A REVIEW OF FINAL DOCUMENTS. ALL PARTIES AGREE TO PROVIDE A FINAL REVIEW AND MAKE ANY ADJUSTMENTS NEEDED WITHIN THE NEXT 60 DAYS SO THAT FINAL NUMBERS CAN BE INCORPORATED INTO AN AUDIT OF THE PUBLIC COMPANY.

EXHIBIT Y - LIST OF LIABILITIES ASSUMED BY PRIVCO

Trunity
Inc.
WaveSense Group	$128,900
Nicole Fernandez-McGovern	$112,567
Joakim Lindblom	$103,350
Kane Management Group LLC	$78,654
Ostin Company	$66,252
Robert Kaufman	$60,943
Les Anderton - Shareholder Line of Credit	$50,861
Cutler Cleveland	$49,483
TeleSoftas	$48,560
Accrued Expenses	$45,000
Alexander Sergeev	$45,457
Garcia Technology Solutions	$36,000
Elite Financial Communications Group, LLC	$35,000
Treasury Shares-Les Anderton	$30,601
230 Commerce Way, LLC	$21,544
RCM Financial	$16,996
Acelia Vidaurre	$16,704
Venkon Corp	$15,930
Les Anderton	$13,546
Thomas B. Shea	$13,190
WallStreetWriter, LLC	$13,500
Premier Financial Filings	$8,251
Phillip Flower	$7,669
OfficeTeam	$7,009
Robert J Bowman	$5,865
Les Anderton	$3,146
Meredith W Enterprises LLC	$2,457
Flamingo commons LLC	$2,003
Iron Mountain Intellectual Property Management	$1,905
Ivan Berkowitz	$1,626
Clifford H Kraft	$1,400
Escrowtech	$1,470
Dave Brooks CPA	$1,125
AT&T	$552
David Parker	$480
John Englander	$419
Leslie Kim Cavanaugh	$223
Sheri German	$223
Donald Bittar	$252
The Hartford	$631
TOTAL	$1,049,742

NOTE: THESE ARE UNAUDITED, AND ESTIMATES, WITHOUT A REVIEW OF FINAL DOCUMENTS. ALL PARTIES AGREE TO PROVIDE A FINAL REVIEW AND MAKE ANY ADJUSTMENTS NEEDED WITHIN THE NEXT 60 DAYS SO THAT FINAL NUMBERS CAN BE INCORPORATED INTO AN AUDIT OF THE PUBLIC COMPANY.

THESE MAY INCREASE BY AMOUNTS CREATED AS A RESULT OF ANY LITIGATION COSTS, INCLUDING THOSE BORNE BY PUBCO FOR WHICH PRIVCO HOLDS PUBCO HARMLESS AND AGREES TO REIMBURSE.

EXHIBIT Z - LIST OF LIABILITIES TRANSFERRED FROM PUBCO TO OP SUB

Schedule Z
Debts Assigned from PUBCO to PRIVCO	$58,033

NOTE: THESE ARE UNAUDITED, AND ESTIMATES WITHOUT A REVIEW OF FINAL DOCUMENTS. ALL PARTIES AGREE TO PROVIDE A FINAL REVIEW AND MAKE ANY ADJUSTMENTS NEEDED WITHIN THE NEXT 60 DAYS SO THAT FINAL NUMBERS CAN BE INCORPORATED INTO AN AUDIT OF THE PUBLIC COMPANY.